Exhibit D

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In case of discrepancies, the French version shall prevail.

OFFER DOCUMENT

prepared by

advised by

IN RESPONSE TO THE SIMPLIFIED PUBLIC CASH OR EXCHANGE OFFER

MADE BY

In accordance with article L.621-8 of the French Monetary and Financial Code and article 231-26 of its general regulations, the Autorité des marchés financiers (the “AMF”) has granted the approval (visa) 11-173 dated May 24, 2011 for this response document. This response document was prepared by and is the responsibility of EDF Energies Nouvelles.

Pursuant to article L.621-8-1 I of the French Monetary and Financial Code, the approval (visa) was granted after the AMF verified “if the document is complete and understandable, and if the information it contains is correctly presented”. It does not constitute an approval of the transaction nor an authentication of the accounting and financial information presented herein.”

This response document is available on the websites of the Autorité des Marchés Financiers (www.amf-france.org) and EDF Energies Nouvelles (www.edf-energies-nouvelles.com.com). It may also be obtained free of charge from EDF Energies Nouvelles, Coeur Défense, Tour B, 100 Esplanade du Général de Gaulle, 92932 Paris la Défense Cedex or from Lazard, 121 Boulevard Haussmann, 75008 Paris.

Pursuant to articles 261-1 et seq. of the AMF’s General Regulations, the report of the independent appraiser, Kling & Associés, is included in this response document.

In accordance with the provisions of article 231-28 of the AMF’s General Regulations, the legal, financial, accounting and other information about EDF Energies Nouvelles will be made available to the public no later than the day before the Offer opens.

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In case of discrepancies, the French version shall prevail.

1	SUMMARY OF THE TERMS OF THE SIMPLIFIED PUBLIC CASH OR EXCHANGE OFFER MADE BY EDF SA	3

1.1	Description of the Offer	3

1.2	Summary of the Offer terms	4

1.3	Background to the Offer	5

2	OPINION OF THE BOARD OF DIRECTORS	7

3	REPORT FROM THE INDEPENDENT APPRAISER	9

4	CLAUSES OF AGREEMENTS LIKELY TO HAVE AN IMPACT ON THE ASSESSMENT OF THE OFFER OR ITS OUTCOME	60

4.1	Tender commitments	60

4.2	Liquidity mechanism offered to beneficiaries of bonus share allotment plans and status of the company savings plans	61

5	INFORMATION ABOUT THE COMPANY	63

5.1	Structure of the share capital	63

5.2	Direct or indirect holdings in the Company’s share capital that have been the subject of a disclosure threshold crossing declaration or a corporate action declaration	63

5.3	Restrictions on the exercise of voting rights and share transfers	64

5.4	List of holders of any other securities carrying special control rights and a description of such securities	64

5.5	Control mechanism provided for in any employee share ownership system where the control rights are not exercised by employees	64

5.6	Agreements entered into by the Company that shall be modified or terminated upon a change in control of the Company	64

5.7	Rules applicable to the appointment and replacement of directors and to the amendment of the Company’s Articles of Association	65

5.8	Powers of the Board of Directors relating in particular to the issuance and repurchase of shares	65

5.9	All types of agreement between the Company, directors and officers	65

5.10	Agreements providing for compensations to the directors or senior managers if they resign or are dismissed without just or serious cause or if their position comes to an end owing to a public offer	67

6	PERSONS RESPONSIBLE FOR THE RESPONSE DOCUMENT	68

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

1	SUMMARY OF THE TERMS OF THE SIMPLIFIED PUBLIC CASH OR EXCHANGE OFFER MADE BY EDF SA

1.1	Description of the Offer

On 8 April 2011, in accordance with the provisions of Title III, Book II, and more particularly article 233-1-1 of the AMF’s General Regulations, EDF, a French public limited company with a Board of Directors and share capital of €924,433,331, which registered office is located at 22-30 avenue de Wagram, 75008 Paris, registered with the Trade and Companies Register (Registre du Commerce et des Sociétés) of Paris under number 552 081 317, whose shares are listed and traded on Compartment A of Euronext Paris under ISIN code FR0010242511 (“the Offeror” or “EDF”), made a simplified public cash or exchange offer for the shares of EDF Energies Nouvelles (the “Offer”), a French public limited company with a Board of Directors and share capital of €124,109,465.60, which registered office is located at Coeur Défense, Tour B, 100 esplanade du Général de Gaulle, 92932 Paris la Défense, registered with the Trade and Companies Register (Registre du Commerce et des Sociétés) of Nanterre under number 379 677 636 (“EDF Energies Nouvelles” or the “Company”), whose shares are listed and traded on Compartment A of Euronext Paris under ISIN code FR0010400143 (the “Shares”). The Offer covers all of the Company’s Shares that are not already directly or indirectly owned by the Offeror, excluding any treasury shares held in respect of bonus shares allotment plans that have not yet vested and any shares controlled by the Company under the liquidity agreement with Natexis Bleichroeder, that is, to the Offeror’s knowledge, a maximum of 38,557,019 EDF Energies Nouvelles shares on 7 April 2011, including 2,209 shares held or controlled by the Company.

There are no rights, equity instruments or other financial instruments or rights other than the Shares and bonus shares referred to above entitling the holders to obtain shares or voting rights of the Company either immediately or in the future.

The Offer will take place according to the simplified procedure set out in articles 233-1 et seq. of the AMF’s General Regulations. Before the Offer opens, the AMF and NYSE Euronext will respectively publish a notice of opening and a notice announcing the terms and timetable of the Offer. The Offer will be open for 15 trading days.

The Offer and the distribution of this response document may be restricted by law in certain jurisdictions outside France. These restrictions are described in more detail in section 2.10 of the Offeror’s offer document.

Barclays Capital, the investment banking arm of Barclays Bank plc, Crédit Suisse and Société Générale are acting as presenting banks. Société Générale is also acting as guarantor and in that capacity guarantees the content and irrevocability of the undertakings made by the Offeror pursuant to the Offer in accordance with the provisions of article 231-13 of the AMF’s General Regulations.

Condition of the Offer: Decree of the Minister of the Economy, Industry and Employment

Pursuant to French law no. 86-912 of 6 August 1986 on privatisations, if the Offer is successful a portion of EDF’s share capital may only be transferred to the private sector by decree of the French Minister of the Economy, Industry and Employment acting on the recommendation of the Commission des Participations et des Transferts.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Pursuant to the provisions of article 231-32 of the AMF’s General Regulations, the opening of the Offer was contingent upon obtaining such decree. Recommendation no. 2011-A-1 issued by the Commission des Participations et des Transferts on 8 April 2011 and the decree of the Minister of the Economy, Finance and Industry issued on 8 April 2011 were published in the Journal Officiel de la République on 10 April 2011, thereby satisfying the condition of the Offer.

1.2	Summary of the Offer terms

The Offer will take place according to the simplified procedure set out in articles 233-1 et seq. of the AMF’s General Regulations. The Offer includes a cash alternative and a stock alternative.

Simplified public cash offer

The Offeror irrevocably offers to purchase the shares of EDF Energies Nouvelles tendered to the cash offer in exchange for the sum of €40 per EDF Energies Nouvelles share (ex dividend) (the “Cash Offer”).

Simplified public exchange offer

The Offeror offers to exchange the EDF Energies Nouvelles tendered to the public exchange offer on the basis of 13 EDF shares to be issued with a dividend entitlement from 1 January 2011 for 11 EDF Energies Nouvelles shares (ex dividend) (the “Stock Offer”).

Shareholders of the Company may tender all or some of their EDF Energies Nouvelles shares either to the Cash Offer or the Exchange Offer, or a combination of both.

Offeror’s intentions as regards the squeeze-out and continued listing of the Company’s shares on NYSE Euronext Paris

If the Offer is successful, following a review of how best to restructure the EDF Group and pursuant to the provisions of articles 237-14 et seq. of the AMF’s General Regulations, the Offeror reserves the right to apply to the AMF, no later than three months after the Offer closes, for a squeeze-out of EDF Energies Nouvelles shares not tendered by the minority shareholders to the Offer provided that they do not represent more than 5% of the Company’s share capital or voting rights, with indemnification of those shareholders.

Should the Offeror come to own directly or indirectly at least 95% of the Company’s voting rights and a squeeze-out is not implemented in accordance with the provisions of the preceding paragraph, the Offeror also reserves the right to file a buyout offer with the AMF followed by a squeeze-out of any shares still not directly or indirectly owned by the Offeror after the buyout, provided that it has obtained at least 95% of the Company’s share capital.

In this case, the squeeze-out will be subject to review by the AMF, which will give its opinion on the conformity of the procedure particularly in light of the valuation of EDF Energies Nouvelles shares provided by the Offeror and the report of the independent appraiser in accordance with the provisions of article 261-1 II of the AMF’s General Regulations.

Once the proposed transaction is completed, EDF reserves the right to apply at any time for EDF Energies Nouvelles shares to be delisted from NYSE Euronext Paris, particularly should EDF decide to merge with or absorb EDF Energies Nouvelles or apply for a squeeze-out of its shares. EDF also reserves the right to apply for a delisting independently of any merger, absorption or squeeze-out decision. The Offeror points out that NYSE Euronext may only accept a delisting application if the liquidity of EDF Energies Nouvelles Shares is severely reduced to the extent that a delisting would be in the market’s interest.

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In case of discrepancies, the French version shall prevail.

Offeror’s intention as regards a merger

Once the Offer is completed, a review of how best to restructure the EDF Group will take place, including the possibility of a merger between EDF and EDF Energies Nouvelles. In this case, the ratio used for the exchange branch of the Offer, adjusted where applicable for trends in the business and results of EDF and EDF Energies Nouvelles and any events occurring after the Offer is made, will serve as a basis for determining the proposed merger ratio. The merger will be subject to review by the AMF in accordance with the provisions of article 236-6 of its General Regulations.

Offeror’s intention as regards the governing bodies and management of EDF Energies Nouvelles

The practices and composition of the Board of Directors of EDF Energies Nouvelles are currently governed by the shareholders’ agreement between EDF, EDF Développement Environnement (“EDEV”), Mr Pâris Mouratoglou and Société Internationale d’Investissements Financiers1 (“SIIF”) dated 11 October 2010.

The Offeror’s offer document states that after completion of the Offer the composition of the Board of Directors of EDF Energies Nouvelles will reflect the new ownership structure and the existing management team will remain in place.

Mr Pâris Mouratoglou will remain Chairman of the Board of Directors of EDF Energies Nouvelles and EDF has also reaffirmed its confidence in the EDF Energies Nouvelles management team under the guidance of its Chief Executive Officer.

1.3	Background to the Offer

The Offeror’s proposed offer document was registered by the AMF on 8 April 2011 under reference number 211C0424.

In October 2000 EDF, through its wholly-owned subsidiary EDEV, acquired a 35% interest in SIIF Energies, a company founded by Mr Pâris Mouratoglou, in order to support its growth and development. Its interest was increased to 50% in 2002.

In 2004, SIIF Energies became EDF Energies Nouvelles. On 17 July 2006, EDF, EDEV, Mr Pâris Mouratoglou and SIIF entered into a shareholders’ agreement organising their relationship within EDF Energies Nouvelles. A new agreement entered into on 11 October 2010 supersedes and replaces the 2006 agreement in its entirety.2

EDF Energies Nouvelles made an initial public offering on Euronext Paris on 29 November 2006 to consolidate its position as a leading player in the renewable energies industry and to expand in the main segments of the renewable energy production value chain. Since 31 December 2006, EDF Energies Nouvelles has been fully consolidated in the financial statements of EDF.

[1]	Company controlled by Mr and Mrs Pâris Mouratoglou.
[2]	See section 18.4 of the Registration Document.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The Offeror owns 38,784,208 EDF Energies Nouvelles shares either directly or through EDEV, representing 50% of the share capital and voting rights. SIIF, Mr Pâris Mouratoglou and the directors representing the Mouratoglou group together own 19,474,119 EDF Energies Nouvelles shares, representing 25.11% of the share capital and voting rights.1

The Offeror, SIIF, Mr Pâris Mouratoglou and the directors representing the Mouratoglou group disclosed a concert party arrangement with regard to the Company upon entering into the shareholders’ agreement on 17 July 2006 and again when the new agreement was signed on 11 October 2010. The concert party members together owned 75.11% of the Company’s share capital and voting rights at 31 December 2010.

On 8 April 2011, SIIF, Mr Pâris Mouratoglou and Mrs Catherine Mouratoglou (the “Mouratoglou group”) undertook to tender to the Offer 19,463,334 EDF Energies Nouvelles Shares representing 25.09% of its share capital and voting rights (see section 4.1 of this response document).

On the same day, EDF and EDF Energies Nouvelles each published a press release available on their respective websites.

[1]	Based on share capital comprising 77,568,416 shares with the same number of voting rights, in accordance with article 223-11-2 of the AMF's General Regulation.

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In case of discrepancies, the French version shall prevail.

2	OPINION OF THE BOARD OF DIRECTORS

In accordance with the provisions of article 231-19 of the AMF’s General Regulation, the members of the Company’s Board of Directors met on 9 May 2011.

All Board members were present or represented.

The meeting was chaired by Pâris Mouratoglou in his capacity as Chairman of the Board of Directors. The Chairman reiterated the terms of the Offer to the directors, as stated in the revised draft of the information document sent by EDF, and they then studied the Company’s draft response document.

Lazard, as the Company’s financial advisor, presented the conclusions of its analysis of the terms of the offer. Didier Kling, appointed by the Board of Directors at its 8 April 2011 meeting as independent appraiser responsible for assessing the fairness of the financial terms of the Offer proposed to the Company’s shareholders (the “Independent Appraiser”), also presented the conclusions of his work to the directors.

The work of the Independent Appraiser was coordinated by Elie Cohen and Pierre Richard, the independent members of the Board of Directors, who presented their observations to the Board.

Below is an excerpt from the minutes of this meeting concerning the qualified opinion on the Offer:

“Having heard the conclusions of Lazard’s work and the Independent Appraiser’s report, as well as the observations of the independent directors, the Board, after due deliberation:

–	noted, as stated in the Independent Appraiser’s report, that:

–

the Cash Offer is priced at respective premiums of 10.4% and 15.3% on the closing price on 7 April 2011 and the 30-day VWAP of EDF Energies Nouvelles shares. This closing price and average price reflect the events that occurred in Japan on 11 March 2011. The price of the Cash Offer also represents a premium over the other valuation methods as presented in the Independent Appraiser’s report;

–	the price of the Exchange Offer represents a discount of 12.6% and 3% respectively to the adjusted historic ratio based respectively on the closing price on 7 April 2011 and the 30-day VWAP; and

–

the Independent Appraiser concludes that the Offer is fair from a financial standpoint and confirms that the terms of the agreements between Mr Mouratoglou and the Offeror do not compromise the fairness of the Offer;

–

observed that the Offer provides immediate liquidity at a fair price under the Cash Offer and provides access to the greater liquidity of EDF shares under the Exchange Offer. Shareholders may choose between tendering to either offer or to a combination of the two since there is no cap on the Cash Offer.

–

noted that the founding shareholder, Mr Mouratoglou, who holds directly or indirectly, close to 25% of the Company’s share capital, has irrevocably undertaken to tender all of his shares to the Offer, specifically half to the Cash Offer and half to the Exchange Offer.

With regard to the Offer’s interest for the Company, the Board of Directors stresses that the planned transaction is friendly in nature. It will lead to tighter integration of the Company with EDF and greater cooperation, allowing the Company to pursue its strategy of rapid and profitable growth in the major renewable energy segments.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The Board observed that the Board’s composition will be changed on completion of the Offer to reflect its new shareholding, while leaving the current management team in place. Pâris Mouratoglou will continue to exercise his duties as Chairman of the Board of Directors of EDF Energies Nouvelles, and EDF has also restated its trust in the teams of EDF Energies Nouvelles under the leadership of David Corchia, its Chief Executive Officer.

As far as the interests of employees are concerned, the Offeror intends to rely on the existing teams and to pursue the Company’s human resources management policy. The Board noted that the Offeror does not anticipate any compulsory redundancies as a result of the link-up with the Company and that the individual and collective status of the Company’s and its subsidiaries’ employees is unlikely to be affected by the Offer.

The Chairman reiterated that the Offeror will offer the beneficiaries of bonus shares and shares held under the Group Savings Plan a liquidity agreement, the principal terms and conditions of which are laid down in the term-sheet handed to each of the directors ahead of the meeting covering the corresponding shares that have not been or may not be tendered to the Offer, in accordance with the stipulations of the plans or the regulatory, tax and/or social security framework.

In addition, Mirror Stock Plans, a mechanism providing similar conditions to those of the liquidity agreement, will be offered to the beneficiaries. To this end, the Board has authorised the Chief Executive Officer to adjust the Mirror Stock Plans as appropriate.

The Chairman then reiterated that the opening of the Offer was, pursuant to the provisions of article 231-32 of the AMF’s General Regulation, subject to issuance of a decree by the French Ministry of the Economy, Industry and Employment after a positive opinion from the Commission des participations et des transferts (French privatisation commission). Recommendation no. 2011-A-1 of the Commission des participations et des transferts dated 8 April 2011 and the decree by the French Ministry of the Economy, Finance and Industry dated 8 April 2011 were published in the Journal Officiel on 10 April 2011. The aforementioned condition has therefore been satisfied.

Based on the foregoing considerations, taking into account the conclusions of the Independent Appraiser’s report, as well as the analysis of the terms of the offer presented by Lazard, the Board of Directors, after due deliberation, formed the opinion that the proposed Offer is in the interests of the Company, its shareholders and its employees, and decided unanimously to approve the proposed Offer, as described in EDF’s revised draft information document, and to recommend that shareholders who so wish should tender their shares to the Offer.

Consequently, the Board decided to approve unanimously the Company’s draft response document and authorised Pâris Mouratoglou, the Chairman of the Board of Directors, and David Corchia, the Company’s Chief Executive Officer, to finalise and sign this proposed draft.

Messrs. Jean Thomazeau and Pierre Richard, who are directors, stated their intention of tendering their EDF Energies Nouvelles shares to the Cash Offer. Catherine Mouratoglou, the permanent representative of Société Internationale d’Investissements Financiers, informed the Company of its intention to tender half of its shares to the Public Cash Offer and half to the Public Stock Offer.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The members of the Board of Directors present and represented unanimously gave full powers to Mr. Pâris Mouratoglou, Chairman of the Board of Directors, and Mr. David Corchia, Chief Executive Officer, both of whom may act separately and have the option of delegating powers to any person of their choosing, to:

–	sign any document concerning the draft response document and to prepare the “Legal, financial and accounting information about EDF Energies Nouvelles” document;

–	sign any certifications required in connection with the Offer; and

–

more generally, take whatever action is necessary for the proper completion of the Offer, notably entering into and signing in the name and on behalf of EDF Energies Nouvelles any transactions and documents required in relation to the completion of the Offer.”

Statements of intent by directors concerning the proposed Offer

Pâris Mouratoglou, Chairman of the Board of Directors, as well as Société Internationale d’Investissements Financiers, a director, have undertaken to tender their shares to the Offer (see section 4.1 of this information document).

Messrs. Jean Thomazeau and Pierre Richard, directors, stated their intention of tendering their EDF Energies Nouvelles shares to the Cash Offer.

Catherine Mouratoglou, permanent representative of Société Internationale d’Investissements Financiers, has informed the Company of its intention to tender half of its shares to the Cash Offer and half to the Exchange Offer.

Elie Cohen, a director, will hold onto the EDF Energies Nouvelles share he holds for the purpose of exercising his duties as a director, in accordance with the provisions of article 14 of the Company’s Articles of Association.

3	REPORT FROM THE INDEPENDENT APPRAISER

The independent appraiser was appointed pursuant to article 261-1-I, 1° of the AMF’s General Regulation, because of potential conflicts of interest within the Company’s Board of Directors that could affect the impartiality of its considered recommendation.

In accordance with articles 261-1 et seq. of the AMF’s General Regulation, on 8 April 2011, the Board of Directors of EDF Energies Nouvelles appointed Didier Kling & Associés as independent appraiser to prepare the following report on the financial terms and conditions of the Simplified Public Cash or Exchange Offer:

REPORT FROM THE INDEPENDENT APPRAISER

ON THE SIMPLIFIED PUBLIC CASH OR EXCHANGE OFFER FOR EDF

ENERGIES NOUVELLES INITIATED BY EDF

To the Board of Directors of EDF Energies Nouvelles (hereinafter “EDF EN”):

We were appointed as independent appraiser by EDF EN’s Board of Directors at its meeting of 8 April 2011 to assess the fairness of the proposed financial terms and conditions of EDF’s Simplified Public Cash or Exchange Offer (hereinafter “the Offer”) for EDF EN.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

We were appointed in accordance with articles 261-1-I of the General Regulation of the Autorité des Marchés Financiers (“AMF”) because of potential conflicts of interest within the company’s Board of Directors, which could be seen as affecting the impartiality of the Board’s qualified opinion, as the Offeror, which holds 50% of the shares, holds seats on the target company’s board of directors.

The price offered to EDF EN minority shareholders under the Cash alternative of the Offer is €40 per share.

The exchange ratio proposed under the Exchange branch of the Offer is 13 EDF shares for 11 EDF EN shares.

We performed our appraisal in accordance with the provisions of article 262-1 of the AMF’s General Regulations and implementing regulation No. 2006-08 of 25 July 2006 regarding independent appraisals (as supplemented by the AMF’s recommendations of 28 September 2006, as amended on 19 October 2006 and 27 July 2010). The procedures we performed are described below.

In fulfilling our engagement, we relied on the documents and information provided by EDF and EDF EN and their advisors, but we are not responsible for the accuracy thereof. In accordance with generally accepted practices applicable to independent appraisals, we did not attempt to verify the accuracy of historical data and future estimates used, and confined our work to verifying the reasonable nature and consistency of such data.

This appraisal report contains the following sections:

1.	Description of the transaction
2.	Description of the independent appraiser
3.	Criteria used to assess the fairness of the Offer
4.	Analysis of criteria used by the presenting banks
5.	Findings as to the fairness of the Offer

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

1.	Description of the transaction		12
1.1	Companies involved in the transaction		12
	1.1.1	Description of the acquiring company	12
	1.1.2	Description of Offer target	12
1.2	Context and terms of the proposed Simplified Public Cash or Exchange Offer		13
	1.2.1	Context	13
	1.2.2	Terms	13
2.	Presentation of the independent appraiser		15
2.1	Presentation of Didier Kling & Associés		15
2.2	List of independent audits performed by Didier Kling & Associés
	within the past 12 months		15
2.3	Statement of independence and impartiality		15
2.4	Membership in a professional association recognized by the French Financial Markets Authority
	(AMF)		16
2.5	Compensation		16
2.6	Procedures followed in carrying out independent appraisal		16
	2.6.1	Detailed presentation of work programme	16
	2.6.2	Timetable	18
	2.6.3	List of persons met	19
	2.6.4	Information sources	19
3.	Criteria used to assess the Offer Price		21
3.1	Description of criteria used to assess the Offer Price		21
	3.1.1	Key data used for EDF EN	21
	3.1.2	Rejected valuation methods	23
	3.1.3	Primary valuation methods used	24
	3.1.4	Methods used for secondary reference purposes: Multiples for
	comparable listed companies		37
	3.1.5	Summary of criteria used to appraise the Cash Offer	41
3.2	Criteria used to assess the Exchange Offer		41
	3.2.1	Valuation methods used	42
	3.2.2	Summary of criteria used to assess the fairness of the Exchange Offer	49
4.	Analysis of valuation criteria used by the presenting banks		50
4.1	Criteria used to assess the Cash Offer		50
	4.1.1	Rejected valuation methods	50
	4.1.2	Methods used for secondary reference purposes	50
	4.1.3	Primary valuation methods used	50
4.2	Criteria used to assess the fairness of the Exchange Offer		55
	4.2.1	Rejected valuation methods	55
	4.2.2	Valuation methods used	55
5.	Conclusion as to the fairness of the Offer		58

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

1.	DESCRIPTION OF THE TRANSACTION

1.1	Companies involved in the transaction

1.1.1	Description of the acquiring company

EDF is a French société anonyme (limited liability company) with a Board of Directors with share capital of €924,433,331 registered office at 22-30 avenue de Wagram in Paris (75008), registered at the Paris Trade and Companies Register under number 552,081,317, whose shares are listed and traded on Compartment A of Euronext Paris under ISIN code FR0010242511.

The EDF Group is an integrated energy company and is active in all segments of the electricity sector, including energy production, transportation, distribution, marketing and trading. It is the leading operator in the French electricity market and holds substantial positions in two of the other main European markets (the United Kingdom and Italy), making it a leading electric utility in Europe and a recognised operator in gas. With net installed capacity of 133.9 GW worldwide at 31 December 2010 (129.8 GW in Europe), the EDF Group has the largest generating capacity of any European electric utility and the lowest CO2 emissions owing to the percentage of electricity generated through nuclear and hydraulic power sources in its production mix.

The combination of its nuclear, hydraulic and other renewable energy generation sources, combined with its strategy of promoting energy efficiency, make EDF a benchmark in green energy in Europe and worldwide.

At 31 December 2010, the EDF Group ranked fifth worldwide in terms of renewable-energy production capacity, with a diversified portfolio of 24.8 GW of installed capacity.

1.1.2	Description of Offer target

EDF EN is a French société anonyme (limited liability company) with a Board of Directors and share capital of €124,109,465.60, registered office at Cœur Défense – Tour B, 100 esplanade Charles de Gaulle, La Défense (92932), registered at the Nanterre Trade and Companies Register under number 379,677,636 (“EDF EN”), whose shares are listed and traded on Compartment A of Euronext Paris under ISIN code FR0010400143.

EDF EN is a market leader in renewable energies. It is active Europe and in North America. While wind energy has been the traditional focus of EDF EN’s development, the company more recently began to focus on other segments of the renewable energies market, namely solar energy, its second avenue of expansion, as well as small hydro, biogas, biomass, biofuels and marine energies. Lastly, since 2008, EDF EN has expanded its position in the distributed renewable energies sector, and primarily in distributed photovoltaic solar energy.

EDF EN is active across the entire renewable energies value chain. It is a global operator in the renewable energies sector, with net installed capacity of 2,663 MW at 31 December 2010 and over 1,800 MW of net capacity developed between 2006 and 2010.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

1.2	Context and terms of the proposed Simplified Public Cash or Exchange Offer

1.2.1	Context

In October 2000, through its subsidiary EDF Développement Environnement (“EDEV”), EDF acquired a 35% equity stake in SIIF Energies, a company founded by Pâris Mouratoglou, to support the company’s expansion. It increased its stake to 50% in 2002. In 2004, SIIF Energies was renamed EDF EN. On 29 November 2006, EDF EN was taken public on the Euronext Paris to consolidate its position as a leading operator in the renewable energies industry and to expand in its main segments in the renewable energy production value chain.

As of the date of this draft response document, EDF owns, directly and through EDEV, 38,784,208 shares in EDF EN, or 50% of the share capital and voting rights, and 75.11% of the share capital and voting rights in EDF EN in concert with Société Internationale d’Investissement Financiers (hereinafter, “SIIF”), Pâris Mouratoglou and the directors representing the Mouratoglou group, who collectively own 19,474,119 shares in EDF EN representing 25.11% of the share capital and voting rights in EDF EN.

At this time, via this offer, EDF wants to expand its position in the renewable energies sector while continuing to follow EDF EN’s strategy. Greater integration of EDF EN within EDF should, inter alia, enable the company to develop its targeted growth strategy (onshore wind farms, particularly in North America, offshore wind farms in Europe and solar technologies in sun-rich countries, as well as decentralized solar technologies in all geographies).

In section 1.2.2 of the offer document, the Offeror states that the EDF Group’s target is to generate some €30 million in after-tax financial synergies by 2012 (over the full year).

EDF reserves the right to file with the AMF, within three months after the close of the Offer, for a squeeze-out of the EDF EN shares not tendered by minority shareholders, providing that these do not represent more than 5% of the share capital or voting rights in EDF EN, in exchange for consideration payable to such shareholders.

Furthermore, if the Offer is successful, a review of how best to restructure the EDF Group will be carried out, and one of the possible solutions is a merger. EDF reserves the right to apply for a squeeze-out of the EDF EN shares following a public buyback offer, under the terms and conditions stipulated by articles 237-1 of the AMF’s General Regulation, as from the close of the proposed transaction.

1.2.2	Terms

EDF EN shareholders have two alternatives:

-	They may tender their shares to the Cash Offer in consideration for €40 per EDF EN share (ex dividend); or
-	They may tender their shares to the Exchange Offer in consideration for 13 EDF shares to be issued with a dividend entitlement from 1 January 2011, in exchange for 11 EDF EN shares (ex dividend); or
-	They may tender all or some of their shares either to the Cash Offer or the Exchange Offer, or a combination of both.

As of 7 April 2011, 38,557,019 shares were targeted by the Offer, representing approximately 50% of the share capital of EDF EN.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Pursuant to an irrevocable commitment dated 8 April 2011, the Mouratoglou group has undertaken to tender all of the EDF EN shares that it holds, or a total of 19,463,334 EDF EN shares representing 25.09% of the share capital and voting rights in EDF EN, as follows:

Tenderers	Shares tendered to the Cash Offer	Shares tendered to the Exchange Offer
Mr Mouratoglou	1,000,025	0
Mrs Mouratoglou	25	0
SIIF	8,731,617	9,731,667
Total	9,731,667	9,731,667

This commitment does not include 775 shares held by Mrs Catherine Mouratoglou and the shares held by Mr Jean Thomazeau, director representing the Mouratoglou group.

In the event that the Offer cannot be completed, SIIF, Pâris Mouratoglou and Catherine Mouratoglou have granted EDF a call option on the EDF EN shares, under which EDF may, at its discretion, purchase the said shares (but only 100% of such shares) at the Cash Offer price per share. This option expires on 31 July 2011.

Mr Mouratoglou has signed a non-competition agreement that does not confer any special benefits.

Moreover, the liquidity agreement proposed to beneficiaries of the corporate savings and bonus share plans does not appear to confer any special benefits that compromise the fairness of the offer price.

Other than these commitments and this contract, we are not aware of any agreement entered into in connection with the Offer.

Over the past twelve months, the company has not carried out any transaction on the capital that could serve as a basis for assessing the offer price.

The terms of these agreements therefore do not call the fairness of the Offer into question.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

2.	PRESENTATION OF THE INDEPENDENT APPRAISER

2.1	Presentation of Didier Kling & Associés

Didier Kling & Associés, an accounting firm created in 1979, is a member of Compagnie Régionale des Commissaires aux Comptes de Paris. Didier Kling & Associés belongs to the Crowe Horwath Partenaires network, a French organisation that in turn belongs to the Crowe Horwath International network.

The firm is active in the following areas: statutory audits, M&A transactions, asset arbitration, financial valuations, independent appraisals and forensic appraisals.

The firm has extensive experience in preparing fairness opinions involving listed companies. It has the technical resources required for such engagements and subscribes to a number of databases.

This engagement was carried out by Didier Kling, Partner and signatory party, with the assistance of:

-	A technical partner with 15 years’ professional experience, including substantial company valuation experience.

-	Two managers with 5 to 7 years’ experience.

-	Two analysts with 2 to 4 years’ experience.

The independent review was carried out by a partner in the firm.

2.2	List of independent audits performed by Didier Kling & Associés within the past 12 months

Didier Kling & Associés has completed an independent appraisal engagement within the meaning of Title VI, Book II of the Autorité des Marchés Financiers General Regulation within the past 12 months. This engagement is summarised below.

Date	Target	Offeror	Offer type
January 2011	Fala	Lesaffre & Cie	Simplified public tender offer

2.3	Statement of independence and impartiality

Didier Kling and the firm of Didier Kling & Associés have no conflict of interests with and are independent of the companies involved in the Offer, within the meaning of articles 261-4 of the AMF’s General Regulation and AMF Rule 2006-08 dated 25 July 2006.

Didier Kling and the firm of Didier Kling & Associés:

-	Have no legal or capital ties with the persons involved in the transaction or with their advisors that are liable to influence their impartiality;
-	Have not advised any of the companies involved in the transaction, within the meaning of articles L 233-3 of the French Commercial Code, within the past eighteen months;

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

-	Have not carried out a valuation of EDF EN within the past eighteen months;
-	Do not have any interest in the success of the Offer, nor any claim or debt due by any of the persons involved in the transaction or any person controlled by the persons involved in the transaction;
-	Have not interceded with the presenting banks on a repetitive basis.

2.4	Membership in a professional association recognized by the Autorité des Marchés Financiers (AMF)

Didier Kling & Associés is a member of the Professional Association of Independent Appraisers (association professionnelle des experts indépendants - APEI), which is recognised by the AMF pursuant to articles 263-1 et seq. of the AMF’s General Regulation.

2.5	Compensation

Didier Kling & Associés’ compensation under the terms of this engagement amounts to €340,000, excluding taxes and incidental expenses.

2.6	Procedures followed in carrying out independent appraisal

2.6.1	Detailed presentation of work programme

I. Familiarisation with the Offer and analysis of the context

- preliminary meetings and interviews with the relevant persons;

- overall familiarisation;

- analysis of and familiarisation with the proposed public offer;

- sector analysis;

- analysis of legal environment;

- review of the deliberations of the management bodies.

II Preparation of the valuation

Analysis of historical data

- analysis of accounting policies and standards applied;

- analysis of balance sheet and income statement accounts;

- restatement of balance sheet and income statement items for purposes of the valuation.

Analysis of items used for estimates

- discussion with EDF EN’s Finance Department and with the advisory bank;

- analysis of business plan;

- review of revenue and earnings projections;

- review of estimates (consistency check).

Analysis of shareholders’ agreement, non-competition undertaking and asset transfer agreement between EDF EN and the Mouratoglou group, for the purpose of ensuring there is no contingent consideration.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Analysis of the main terms and conditions of the draft liquidity agreement to be proposed to the beneficiaries of the corporate savings and bonus share plans

Analysis and decisions on valuation methods to be used and to be rejected

- description of methods used and methods rejected.

III Criteria used to assess the offer price

Rejected valuation methods for EDF EN:

- Dividend yield

- Revalued net asset value

- Premiums applied in precedent offers

- Current earnings per share and consolidated book value per share

Multi-criteria valuation of EDF EN:

   - Market price:

Analysis of the relevance of the market price criterion (liquidity of the shares)

Calculation of market price averages

- Financial analysts’ share price projections:

Analysis of analysts’ research published before and after 11 March 2011 (date of events that occurred in Japan)

Calculation of average and median prices

- Discounted cash flow method:

Application of the DCF approach based on the medium-term plan and its extrapolation (determination of cash flows, discount rate, share valuation, etc.)

Analysis of the method’s sensitivity to changes in the main variables (discount rate, perpetual growth rate, etc.)

- Comparable listed company multiples

Peer group selection

Valuation of peers based on multiples

Analysis of main financial aggregates of peers

Comparative valuation of the company based on selected multiples.

- Comparable market transactions:

Identification of comparable transactions

Valuation of comparable transactions based on multiples

Comparative valuation of the company based on selected multiples

Multi-criteria valuation of EDF EN:

- Market price:

Analysis of the relevance of the market price criterion (liquidity of the shares)

Calculation of market price averages

- Financial analysts’ share price projections:

Analysis of analyst research published before and after 11 March 2011

Calculation of average and median prices

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

IV Summary assessment of offer price:

-	Comparison of the various methods to check consistency of results and to determine a range of values

-	Assessment of Cash Offer

-	Assessment of Exchange Offer

-	Assessment of anticipated synergies to be generated by the transaction

-	Findings as to the fairness of the proposed transaction

V Critical analysis of valuation work performed by the presenting banks

VI Drafting of valuation report

VII Drafting of a letter of affirmation

VIII Independent review

IX Presentation of findings to the Board of Directors of EDF EN

2.6.2	Timetable

The Board of Directors of EDF EN appointed Didier Kling & Associés as independent appraiser on 8 April 2011.

Our engagement was carried out from 8 April to 9 May 2011. The main stages were the following:

-	9 to 14 April 2011: Familiarisation and analysis of the context.

Meetings:

On 12 April 2011 with EDF EN’s Finance Department and with the bank serving as its advisor (Lazard)

On 14 April 2011 with the presenting banks (Barclays Capital, Crédit Suisse and Société Générale)

-	15 to 22 April 2011: Preparation of the valuation.

Meetings:

On 20 April 2011 with two “independent” directors of EDF EN

On 21 April 2011 with EDF EN’s Finance Department

On 22 April 2011 with EDF EN’s advisory bank

-	23 April to 1 May 2011: Analysis of peers, analysis of historical data and estimates, identification of comparables, valuation work

Meetings:

On 26 April 2011 with Pâris Mouratoglou, Chairman of the Board of Directors of EDF EN

On 29 April 2011 with EDF EN’s Finance Department, its advisory bank and an independent director

-	2 May to 9 May 2011: drafting of the report, presentation of the report to the independent directors and then to the Board of Directors

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

During this engagement, we also exchanged e-mails and telephone calls with EDF EN, its advisory bank and the presenting banks.

2.6.3	List of persons met

Our main contacts were the following:

EDF EN

Pâris Mouratoglou, Chairman of the Board of Directors

David Corchia, Chief Executive Officer

Philippe Crouzat, Chief Financial Officer

Denis Rouhier, Chief Controlling Officer

Independent directors of EDF EN

Elie Cohen

Pierre Richard

Bank Lazard, advisor to EDF EN

Thomas Picard, General Partner

Mrs Alexandra Curiel, Deputy Director

Laurent Hautefeuille, Attorney-in-Fact

Rémi Thomas, Attorney-in-Fact

Presenting banks

Barclays Capital

Cédric Robert, Director

Antoine Maitrot, Associate

Crédit Suisse

Antoine d’Engremont, Vice Chairman

Tristan Dupont, Associate

Société Générale

Sylvain Megarbane, Director

Christophe Bordes, Director

2.6.4	Information sources

We used several sources of information in fulfilling our engagement:

-	The EDF EN and EDF registration documents for 2009 and 2010 (documents including the financial statements);,

-	The EDF EN 2011 budget and 2012-2013 medium-term plan presented to the Audit Committee on 13 December 2010 and to the Board of Directors on 15 December 2010,

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

-	EDF EN’s capital expenditure budget targets for 2014-2015;

-	Presentations and press releases available on the EDF EN and EDF websites and more specifically, the press release of 29 April 2011 on EDF EN’s 2011 first quarter revenue;

-	For the comparable transactions analysis: public financial information available on the Iberdrola and Iberdrola Renovables websites and in the “Epsilon” database;

-	Price projections by financial analysts available on Thomson One Banker and Bloomberg;

-	Minutes of EDF EN Board of Directors meetings and shareholders’ meetings;

-	The undertaking to tender to the offer dated 8 April 2011 by Société Internationale d’Investissements Financiers and Pâris and Catherine Mouratoglou;

-	The Shareholders’ Agreement dated 11 October 2010 between EDF and Pâris Mouratoglou, which organises their relationship within EDF EN;

-

Market information contained in the InFinancials, Thomson One Banker, Reuters and Bloomberg financial databases; historical market price of comparable companies, market consensus on estimates of comparable companies for applying market comparables;

-	The EDF draft response document for the Cash or Exchange Offer, which includes the criteria used to assess the offer price and prepared by the presenting banks;

-	The pro forma financial information provided to us by EDF EN’s Finance Department.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

3.	CRITERIA USED TO ASSESS THE OFFER PRICE

3.1	Description of criteria used to assess the fairness of the Cash Offer

In the section below, we set out the key data, then describe the valuation methods that we rejected and the methods that we used to assess the fairness of the offer.

3.1.1	Key data used in valuation of EDF EN

3.1.1.1	Accounting standards

As the company is listed on Euronext Paris (Compartment A), it applies International Financial Reporting Standards (IFRS) in preparing its consolidated financial statements. The consolidated financial statements for the last financial year (12 months ended 31 December 2010) were certified without qualification by the statutory auditors.

3.1.1.2	Ownership structure and number of shares

The number of shares we used to value the EDF EN Group is the number of shares issued and outstanding as of the valuation date, less any treasury shares, plus any potentially dilutive securities.

After these restatements, we arrived at 77,573,000 shares.

3.1.1.3	Adjusted consolidated net debt

For our valuation on discounted cash flow and market comparables, we restated EDF EN’s consolidated net debt for:

-	Provisions for liabilities and charges deemed to be payable;
-	The share of the net worth attributable to minority shareholders;
-	The fair value of interests in associates; and
-	Financial assets deemed to be short term cash equivalents.

The Group’s consolidated net debt amounts to €3,809 million.

In millions of euros
Bank overdrafts	35
Borrowings (net of disposals by EDF EN)	3657
Other liabilities	452
Dividends	33
Purchases of treasury shares in February 2011	3

Cash	(371)
Consolidated net debt	3809
Source: EDF EN 2010 Registration Document; Company press releases

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

After meeting with EDF EN’s management, we found that the amount of provisions for liabilities and charges deemed to be payable to be applied to adjust consolidated net debt was €13 million.

The share of the company’s net worth attributable to minority shareholders was re-estimated at €71 million following our meeting with EDF EN management.

Interests in equity affiliates amounted to €56 million at 31 December 2010.

Financial assets deemed to be short term cash equivalents were valued at €360 million after our meeting with EDF EN management.

In millions of euros
Available for sale and derivatives	27
Financial receivables	271
Other loans and financial receivables	62
Total financial assets	360

Hence, to arrive at the value of equity from enterprise value, we used “adjusted” consolidated net debt of €3,477 million, broken down as follows:

In millions of Euros
Consolidated net debt	3,809
Provisions	13
Minority interests	71
Interests in associates	(56)
Financial assets	(360)
“Adjusted” consolidated net debt	3,477

3.1.1.4	Medium-term plan and scope

The medium-term plan developed by EDF EN’s management covers the three years from 31 December 2011 to 31 December 2013. This medium-term plan was reviewed with management and extrapolated over 2014-2015.

EDF EN operating profit estimates were derived based on assumptions on:

-	projected capacity to be placed in service (installed MW) over the duration of the medium-term plan;
-	revenue growth;
-	the EBITDA margin (EBITDA/revenue);
-	depreciation and amortisation and capital expenditure.

In keeping with the terms of our engagement, we did not independently verify or validate the projections contained in the medium-term plan. Nonetheless, we verified the overall consistency of these projections, through interviews with the company’s management, inter alia.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

3.1.1.5	Company’s business activities and environment

EDF EN is a market leader in renewable energies. It is active Europe and in North America.

At 31 December 2010, EDF EN had installed capacity of 3,422.6 MW (including 2,663.2 MW owned by the Group) and 1,089.1 MW under construction (of which 672 MW is to be owned by the Group). EDF EN also has a portfolio of projects under development totalling over 18,300 MW (including projects under construction).

EDF EN is currently operating in a favourable business climate for renewable energies in the regions where it is established. In this respect, the company receives various subsidies and aid granted to renewable energies producers.

Wind energy accounts for over 85% of EDF EN’s installed capacity (with 2,922.9 MW installed at 31 December 2010). The Group’s wind farms are located in carefully selected geographic areas characterised by political stability and growth potential, including the United States, Canada and European countries, particularly France, Italy, Greece, Portugal and the United Kingdom.

At 31 December 2010, the Group had a portfolio of 14,702 MW in wind energy projects under development, including 918 MW under construction.

In addition to wind energy, EDF EN is actively expanding in solar energy, primarily photovoltaic, with 3,646 MWc under development (including 162.6 MWc under construction) and 267.1 MWc installed at 31 December 2010.

The Group is also present in the small hydro segment, with 131.4 MW capacity installed at 31 December 2010, biogas (56 MW installed at 31 December 2010) and biomass (generation of electricity from agricultural and forestry by-products; 26 MW capacity installed at 31 December 2010).

As part of its Project Development business, EDF EN is also engaged in the Development and Sale of Structured Assets (hereinafter “DSSA”), which mainly entails developing and building renewable energies projects for third parties.

3.1.2	Rejected valuation methods

We rejected the following valuation methods:

3.1.2.1	Revalued net assets method

The revalued net assets approach is used primarily for holding companies or companies that own many assets, particularly property assets. This approach is also relevant in obtaining a liquidation value, after factoring in liquidation costs. The revalued net assets method consists of valuing a company’s equity based on the market value of its assets and liabilities

This method does not reflect EDF EN’s current and future earnings capacity.

It only reflects the historical value of the company’s assets and liabilities. We therefore decided to reject this approach.

For information, the share of equity attributable to owners of the parent in the total value of equity at 31 December 2010 was €1,375 million, i.e. €17.73 per share.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

3.1.2.2	Dividend yield valuation method

Under this method, the company’s valuation is determined by discounting the value of future dividends. It is applicable only to companies with a high payout capacity and regular, predictable payout rates.

EDF EN has historically paid dividends but has not defined any specific dividend policy as part of its business plan.

Hence, we found that a valuation on dividends was not relevant.

3.1.2.3	Premiums for comparable transactions

This approach entails applying premiums offered for comparable public offerings. Several more or less comparable transactions have taken place during the past several years. The premiums priced into the various transactions vary widely and are related to the characteristics of the relevant companies. Hence, we rejected this approach for an extended sample. However, for this approach, we did use the premiums priced into Iberdrola’s public offer for its subsidiary Iberdrola Renovables.

3.1.3	Primary valuation methods used

We used the following valuation methods:

- market price method;

- financial analysts’ share price projections,

- discounted cash flows;

- comparable market transactions.

3.1.3.1	Market price method

The EDF EN shares are listed on the regulated exchange NYSE Euronext in Paris, Compartment A.

3.1.3.1.1	Analysis of the liquidity of the EDF EN shares

EDF EN’s shareholder base is the following:

Shareholders	Number of shares	% of share capital	% of voting rights

EDF group	38,784,208	50.00%	50.00%

Mouratoglou group	19,474,119	25.11%	25.11%

Public (free float)	19,310,089	24.89%	24.89%
TOTAL	77,568,416	100%	100%

Source: EDF EN 2010 Registration Document, Information Document

The free float (shares held by the public) represents approximately 24.89% of the total number of shares, or 19,310,089 shares.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

We carried out an analysis of the shares’ liquidity, which is summarised below.

Liquidity analysis of EDF shares

Volume weighted average price	No. of shares traded (average)	No. of shares traded (aggregate)	Aggregate volume (% of total shares in issue) (1)	Aggregate volume (% of float) (2)
30-day average	152,100	3,839,766	5%	20%
60-day average	128,608	5,658,759	7%	29%
6-month average	80,890	10,596,611	14%	55%
9-month average	76,906	15,150,530	20%	78%
12-month average	79,180	20,745,290	27%	107%

  Source: Euronext, Factset at 07/04/2011

  1: Ratio of total number of shares traded to total number of shares (77,568,416)

  2: Ratio of total number of shares traded to free float (19,310,089)

The above table reflects the high trading volume in the shares. Average trading volumes range from 76,906 shares (9-month average) to 152,100 shares (30-day average). Moreover, trading volumes have risen over the past several months.

A total of 3,839,766 shares were traded over the past 30 days, representing 5% of the total number of shares and 20% of the free float.

Over 12 months, the average daily trading volume was 79,180 shares. Over the same period, the aggregate number of shares traded was 20,745,290, representing 27% of total shares and 107% of the free float.

In light of these figures, we consider that the EDF EN shares are liquid.

3.1.3.1.2 Market price analysis

EDF EN was taken public in November 2006 at the price of €28 per share.

In September 2008, EDF EN floated a rights issue with pre-emptive rights and raised some €500 million. The theoretical value per share ex-rights under this rights issue was €42.8. The rights issue was floated just before the failure of Lehman Brothers, which at the time caused the market indices to plummet, as well as the EDF EN share price, which fell to an all-time low of €19 in October 2008.

The share price then began to rise gradually but never returned to the price of the rights issue.

The share price trend over one year is shown below.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Source: Euronext at 07/04/2011 (before adjustment for dividend payment)

The period from April 2010 to July 2010 reflects the sovereign debt crisis in Europe, which had significant repercussions on the financial markets. As a result, the EDF EN share dropped appreciably, along with the various market indices. During the period, it fell to its all time low of €26.8 on 1 July 2010. The share price subsequently strengthened, fluctuating around its 12-month average (€31.8).

Since 10 March 2011, following the accident at Fukushima, the share price has risen appreciably as the market shifted into the renewable energies sector.

On 7 April 2011, the day before the offer was announced, the share price was €36.6.

3.1.3.1.3	Calculation of various average market prices

The table below shows the premiums of the Cash Offer price over the EDF EN share price at the market close on 7 April 2011 (last day of quotation before the transaction was announced), and over the company’s daily volume-weighted average closing prices for the selected periods and relative to the 12-month high/low.

To assess the implied value for the EDF EN shares ex dividend, market prices were adjusted by €0.42 per share representing the dividend per share to be paid in respect of the 2010 financial year. The dividend will be payable on 15 June 2011.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

	EDF EN (€/share)	EDF EN adjusted* (€/share)	Premium offered

Closing price (on 07/04/2011)	36.6	36.2	10.4%
30-day VWAP	35.1	34.7	15.3%
60-day VWAP	34.3	33.9	18.2%
6-month VWAP	32.7	32.3	23.8%
9-month VWAP	32.1	31.7	26.1%
12-month VWAP	31.8	31.4	27.5%

12-month high	38.8	38.4	4.2%
12-month low	26.8	26.4	51.7%

Source: Euronext / Factset			*Ex dividend
VWAP: Volume-weighted average price

The average share prices adjusted for the dividend range from €31.4 (12-month average) to €34.7 (30-day average). The short term averages are higher than the long term averages.

On the last day of quotation, the market price adjusted for the dividend was €36.2.

The offer price of €40 reflects a premium to the various market price averages and to the closing price on 7 April 2011. The premiums range from 10.4% (closing price on 7 April 2011) to 27.5% (12-month volume-weighted average price).

The offer price reflects higher premiums to the long term averages than to the short term averages.

In our opinion, the most relevant benchmark prices are the closing price on 7 April 2011 and the weighted average 30-day price, because these reflect the Fukushima accident and the market shift into the renewable energies sector.

The offer price reflects premiums of 10.4% and 15.3% over these prices, respectively.

3.1.3.2	Financial analysts’ share price projections

EDF EN is followed on a regular basis by some twenty analysts, whose reports and recommendations we have studied.

We used all research reports issued by the 20 analysts between the publication of EDF EN’s 2010 annual earnings (9 February 2011) and the last trading day before the transaction was announced (7 April 2011). We took into account the impact of the events in Japan on 11 March 2011 by analysing the financial analysts’ target prices published before and after 11 March 2011.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The figures are shown in the table below.

Financial analyst target prices - EDF EN
Report date	Analyst	Target price (€)	Premium offered (%)
07-Apr.-11	Last day of quotation before transaction announcement
06-Apr.-11	Gilbert Dupont	39.8	0.5%
05-Apr.-11	Oddo & Cie	42.0	-4.8%
31-March-11	HSBC	38.0	5.3%
30-March-11	Exane	35.0	14.3%
28-March-11	Citi	41.0	-2.4%
28-March-11	BofAML	36.0	11.1%
25-March-11	Nomura	39.0	2.6%
18-March-11	Goldman Sachs	42.0	-4.8%
16-March-11	Raymond James	40.0	0.0%
15-March-11	SG	42.0	-4.8%
11-March-11	Events in Japan
09-March-11	Natixis	45.0	-11.1%
09-March-11	Credit Suisse	33.0	21.2%
07-March-11	CA Cheuvreux	36.0	11.1%
03-March-11	UBS	38.0	5.3%
16-Feb.-11	Macquarie	42.0	-4.8%
11-Feb.-11	BPI - SGPS	33.1	21.0%
10-Feb.-11	Barclays Capital	37.0	8.1%
10-Feb.-11	Portzamparc	40.0	0.0%
09-Feb.-11	JP Morgan	45.0	-11.1%
09-Feb.-11	Arkeon Finance	30.0	33.3%
09-Feb.-11	Announcement of 2010 results
Low		30.0	33.3%
High		45.0	-11.1%
Average		38.7	3.4%
Median		39.4	1.5%
Average of research published after 11 March		39.5	1.3%
Median of research published after 11 March		39.9	0.3%

The median price based on the analyst reports over the period from 9 February to 7 April 2011 was €39.4. The average price based on the analyst reports over the same period was €38.7.

The offer price reflects premiums of 1.5% over the median and of 3.4% over the average.

The median price based on the analyst reports over the period from 11 March to 7 April 2011 was €39.9. The average price from the analyst reports over the same period was €39.5. The offer price reflects premiums of 0.3% over the median and of 1.3% over the average.

The table below shows the calculations of the average and median prices based on the analyst reports published before 11 March 2011. These figures include the reports published by those analysts who revised their target price after 11 March (shown in boldface).

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Financial analyst target prices - EDF EN
Report date	Analyst	Target price (€)	Premium offered (%)
11-March-11	Events in Japan
10-March-11	Gilbert Dupont	37.4	7.0%
09-March-11	Natixis	45.0	-11.1%
09-March-11	Credit Suisse	33.0	21.2%
07-March-11	CA Cheuvreux	36.0	11.1%
03-March-11	UBS	38.0	5.3%
17-Feb.-11	Oddo & Cie	42.0	-4.8%
16-Feb.-11	Macquarie	42.0	-4.8%
11-Feb.-11	BPI - SGPS	33.1	21.0%
11-Feb.-11	Exane	35.0	14.3%
10-Feb.-11	Barclays Capital	37.0	8.1%
10-Feb.-11	Portzamparc	40.0	0.0%
09-Feb.-11	JP Morgan	45.0	-11.1%
09-Feb.-11	Arkeon Finance	30.0	33.3%
09-Feb.-11	Announcement of 2010 results
Average of research published after 11 March		38.0	5.4%
Median of research published before 11 March		37.4	7.0%

The median price based on the analyst reports over the period from 9 February to 11 March 2011 was €37.4. The average target price based on the analyst reports published over the same period was €38. The offer price reflects premiums of 7% over the median and of 5.4% over the average.

To appraise the offer price, we used the overall median price for the sample (€39.4) and the “post Japan” median price over the period from 11 March to 7 April 2011 (€39.9). The offer price reflects premiums of 1.5% and 0.3% over these median prices, respectively.

3.1.3.3-	Discounted cash flow

3.1.3.3.1	Description of DCF method

Under this approach, the value of a company’s equity is equal to the sum of future cash flows, before the impact of financing method, discounted at the weighted average cost of capital employed, less net financial debt (or plus net cash as of the valuation date), with the application of a terminal value.

Future cash flows were calculated over 2011-2013 based on the medium-term plan developed by EDF EN’s management. This plan was presented to EDF EN’s Board of Directors on 17 December 2010. We reviewed the plan with EDF EN’s Finance Department.

Cash flows were calculated for each business segment, that is, for the four segments defined by EDF EN in its annual report and by geographic area, as local regulations have a significant impact on cash flow estimates.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

EDF EN’s four main business segments are:

-	“Generation”, which includes wind power, photovoltaic solar and other energy sources (hydro, biomass, biogas, etc);
-	Development and sale of structured assets (hereinafter “DSSA”);
-	Operations and maintenance (hereinafter “O&M”),
-	Distributed Energy, carried out through EDF EN Réparties (hereinafter “EDF ENR”).

The Generation segment makes a key contribution to earnings. Hence, EDF EN’s performance is based mainly on the level and performance of its capital expenditure.

3.1.3.3.2	Analysis of EDF EN medium-term plan

Analysis of capital expenditure plan

The capital spending figures in the medium-term plan are a function of the target medium-term installed base for 2012, i.e. 4.2 GW including 500 MWc for solar photovoltaic.

Revenue

EDF EN’s consolidated revenue projections are based on strong growth over the term of the medium-term plan. The figures used are consistent with the commissioning schedule published by EDF EN.

Revenue from the Generation business registered growth of 27% in 2010. According to EDF EN, the large number of facilities commissioned in 2010 coupled with the projected level of capital spending, should generate annual growth that is a bit higher than that seen in 2010 over the term of the medium-term plan:

-	EDF EN expects to continue to grow at the same pace in the wind energy business;
-

In solar photovoltaic, the Group’s second focus for expansion, EDF EN has an extensive portfolio of power plant projects (3,646 MWc). EDF EN expects vibrant growth in its solar photovoltaic business, particularly in France, the United States and Italy;

-	In the other markets, production is expected to rise modestly over the duration of the medium-term plan.

2010 was an exceptional year for the DSSA business, with a very good performance in the solar photovoltaic segment in Europe and in the wind segment in the US. In 2011, EDF EN expects revenue from DSSA business to moderate, then to stabilise over the medium-term plan.

Based on the medium-term plan, O&M revenue will grow in line with inflation.

The recent disposal of Tenesol (excluding DOM) will automatically reduce the percentage of EDF ENR’s contribution to EDF EN’s revenue in 2011. In Distributed Energies, EDF EN is looking for revenue growth to keep pace with inflation.

Analysis of EBITDA margin1

EBITDA is defined as the difference between revenue and operating expenses, i.e., purchases used in generation and other purchases, external expenses, taxes other than income taxes related to operations, and personnel costs.

1 EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The projected consolidated EBITDA margin at the end of the medium-term plan is in line with projected growth in capital spending and revenue. We think this growth projection is consistent in the light of the projects commissioned and of the analyst research that was available to us. Furthermore, in its press release of 29 April 2011 EDF EN confirmed its 2011 EBITDA targets.

In the Generation business, EBITDA looks set to expand appreciably owing the large number of facilities commissioned in 2010. EDF EN is also anticipating an improvement in margin owing to technological advances. The EBITDA margin is expected to be 6% over the period 2010-2013.

The DSSA business generated a high margin in 2010, which is likely to be maintained in 2011. As from 2012, the projections assume that EBITDA from DSSA will cover development costs.

2010 was an excellent year for the O&M segment, primarily due to the acquisition of Reetec. According to the medium-term plan, this performance should be repeated in 2011 and stabilise thereafter.

EBITDA from the Distributed Energies business will be affected by the disposal of Tenesol, while the EBITDA margin is expected to remain at close to its historical level.

Overhead costs were included in the EBITDA calculation. They were estimated based on historical data, plus an annual increase of 2%.

The consolidated EBITDA margin would then be in line with the analysts’ projections over the medium-term plan.

This margin also appears to be consistent with the capital spending programme.

Analysis of EBIT margin1

The EBIT growth projections look consistent to us based on the analysis of depreciation, amortisation and EBITDA.

EBIT will grow at a slower pace than EBITDA due to the increase in depreciation on newly commissioned facilities.

Analysis of change in working capital requirement

The working capital requirement and the change in WCR over the medium-term plan were determined on the basis of interviews with EDF EN’s Finance Department and of the financial information that was provided to us.

According to EDF EN, WCR should remain stable over the duration of the medium-term plan and should therefore not impact cash flows.

3.1.3.3.3	Calculation of net free cash flow

Future cash flows were calculated over 2011-2013 based on the medium-term plan developed by EDF EN’s management, and were then extrapolated over 2014-2015. The extrapolations were made based on the 2014-2015 capital spending plan provided by EDF EN, with EBITDA rising in line with growth in generation capacity.

1 EBIT: Earnings Before Interest and Taxes.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

We calculated operating cash flow as follows:

EBITDA

- Capital expenditure

- Tax at the normalised rate

= Free cash flow

Cash flow projections were developed for the four business segments presented above.

A normalised tax rate of 32% was adopted based on discussions with EDF EN’s Finance Department.

3.1.3.3.4	Calculation of the discount rate

Calculation of weighted average cost of capital - EDF EN

		Independent appraiser
Risk-free rate	(1)	3.7%
Market risk premium	(2)	6.3%
Unlevered beta	(3)	0.49
D/E	(4)	80.0%
Re-leveraged beta		0.76

Cost of equity	(5)	8.5%

Cost of debt before tax	(6)	6.5%
Tax rate	(7)	32.0%
After-tax cost of debt		4.4%

D/(D+E)	(8)	44.4%
E/(D+E)	(8)	55.6%
Weighted average cost of capital		6.7%

(1) 1-month average for 10-year OAT on 26 April 2011 (France Trésor)	(5) MEDAF formula
(2) Natixis risk premium at 23 March 2011	(6) EDF EN cost of debt
(3) Source: EDF EN unleveraged beta over period since IPO on 26/04/2011	(7) Normalised rate disclosed by EDF EN
(8) Calculation based on gearing:1-D/(D+E)=E/(D+E)
(4) Target gearing for sector

A discount rate of 6.7% was adopted on the following assumptions:

-	a risk-free rate based on the 1-month average yield on French 10-year OATs, i.e. 3.7%;
-	an unleveraged beta of 0.49 corresponding to the unleveraged beta of EDF EN since the IPO;
-	a market risk premium of 6.3%, which is the Natixis risk premium;
-	after-tax cost of debt of 4.4%, calculated on information provided by EDF EN’s management;
-	gearing of 80%, or the target gearing for the sector.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

3.1.3.3.5	Calculation of terminal value

Terminal value was calculated for each business segment.

In the Generation segment, we looked at a specific horizon, which is the residual life of the facilities. Growth in cash flow was assumed to be 2%, or the same as inflation.

At the end of this specific horizon, the terminal value of installed capacity was estimated at €0.2 million per installed MW, net of tax.

In the DSSA segment, EBITDA generated by this business is expected to cover development costs as from 2014. As a result, no terminal value was calculated.

In the O&M and Distributed Energies segment, a terminal value was calculated based on 2015 free cash flow, which is deemed to be normalised, using the Gordon-Shapiro formula based on an estimated perpetual growth rate of 2%.

The 2% growth rate applied to cash flow growth and terminal value is the projected inflation rate for the economy.

3.1.3.3.6	Calculation results

Summary of DCF valuation

Enterprise value (€m)	6,532

“Adjusted” consolidated net debt (€m)	-3,477

Value of equity (€million)	3,055

Number of shares (million)	77.6

Value per share (EUR)	39.4

Based on the discounted cash flow method, we arrived at a central value of €39.4 per share.

3.1.3.3.7	Sensitivity analysis

Our sensitivity analysis of the growth rate and discount rate resulted in the following values:

Sensitivity of share price to WACC and growth rate

			WACC
		6.45%	6.70%	6.95%
Growth rate	1.75%	40.5	36.8	33.3
	2.00%	43.2	39.4	35.8
	2.25%	45.9	42.0	38.3

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Calculation of share price sensitivity to the growth rate and discount rate applied shows a per share value ranging from €35.8 (2% growth, 6.95% discount rate) to €43.2 (2% growth, 6.45% discount rate).

3.1.3.4	Comparable market transactions

The market multiples method entails applying to the company’s financial aggregates the average multiple for the most comparable transactions.

3.1.3.4.1	Choice of transaction

In our approach, we used only the transaction involving the merger with and into Iberdrola (IBE) of its renewable energy subsidiary, Iberdrola Renovables (IBR), announced on 8 March 2011.

We chose just this one transaction because the other transactions in the renewable energies sector during the past few years mainly involved the acquisition of wind farms or of much smaller companies without a project portfolio. We did not deem these transactions to be relevant to the present transaction.

We believe the Iberdrola transaction to be relevant as its characteristics are comparable to those of the Simplified Public Cash or Exchange Offer launched by EDF for its subsidiary EDF EN.

Both transactions show similar transaction structures, as they involve the parent company buying out the shares in its subsidiary that it does not already own. Before the transaction, Iberdrola owned 80% of Iberdrola Renovables.

The objectives of the transactions also appear to be comparable, as both companies are leading worldwide operators in the renewable wind energies market with high exposure to the US market.

Lastly, the Iberdrola-Iberdrola Renovables transaction was announced in March 2011. Hence, EDF announced its offer for EDF EN under similar economic conditions (just one month later).

3.1.3.4.2	Analysis of the transaction

The transaction was carried out in two phases:

-

On 8 March 2011, Iberdrola announced its merger with Iberdrola Renovables, based on a proposed exchange ratio of 0.4989 Iberdrola shares per Iberdrola Renovables share. This resulted in a price of €2.98 per share for Iberdrola Renovables, based on the closing price on the day before the announcement, i.e. on 7 March 2011.

-

On 22 March 2011, Iberdrola and Iberdrola Renovables announced that their respective boards of directors had approved the merger project, but under revised terms. The terms of the proposed merger were as follows: exchange ratio of 0.5153 ex dividend for ordinary shares and an implied price of €3.08 per share for Iberdrola Renovables.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The offer terms are summarised in the following table:

Summary of IBE/IBR offer	1st offer	2nd offer

Proposed offer price adjusted for dividends	0.4989	0.5153

Offer price adjusted for dividends	2.98	3.08

To assess the price offered by EDF, we used two approaches derived from the comparable market transactions method: implied premiums and implied EBITDA multiples.

3.1.3.4.3	Implied premiums

a)	Calculation of implied premiums

We factored in the premiums priced into the second offer over the market exchange ratios before the transaction was announced. The table below shows how these premiums were estimated:

In €	Iberdrola (IBR) price	Iberdrola Renovables (IBE) price	IBR/IBE exchange ratio	Implied premium of offer

	(1)	(2)	(3) = (1) / (2)	(4) = ((5) - (3)) / (3)
Spot price on 7 March 2011	2.71	5.97	0.454x	13.6%
30-day VWAP	2.73	6.28	0.435x	18.6%
60-day VWAP	2.67	5.96	0.447x	15.2%
6-month VWAP	2.56	5.81	0.440x	17.1%
9-month VWAP	2.59	5.63	0.459x	12.1%
Source: Bolsa de Madrid
VWAP: Volume-weighted average price
Proposed exchange ratio (5)	0,5153x

The implied premium over the Iberdrola Renovables market price at the time of the Iberdrola offer ranged from 12.1% (9-month average price) to 18.6% (30-day average price).

b)	Results obtained by applying the implied offer premiums of the Iberdrola/Iberdrola Renovables transaction

This approach leads to the following results:

Offer premium approach	Premium offered (%)	EDF EN adjusted price (€/share)	Implied value per EDF EN share (€/ share)	Implied premium of offer (%)

	(1)	(2)	(3) = (2) + (2) * (1)	(4) = ((5) - (3)) / (3)
Spot price before announcement (07/04/2011)	13.6%	36.2	41.1	-2.8%
30-day WACC	18.6%	34.7	41.1	-2.8%
60-day VWAP	15.2%	33.9	39.0	2.4%
6-month VWAP	17.1%	32.3	37.8	5.7%
9-month VWAP	12.1%	31.7	35.6	12.5%
Average valuation of EDF EN			38.9	2.8%

Price offered per EDF EN share (5)	€40

Source: Euronext

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

EDF’s offer carries a premium to Iberdrola’s offer based on the 60-day, 6-month and 9-month averages and a 2.8% discount based on the spot price before the announcement and the 30-day average price.

On this approach, the average EDF EN share price is €38.9. Hence, the price of €40 offered by EDF carries an implicit premium of 2.8% over the Iberdrola offer.

We will use this average value to assess the offer price by applying implied premiums.

It is also worth noting, that since the initial public offering at the beginning of 2007, the Iberdrola Renovables shares have lost about 40% of their value, while the EDF EN shares followed a diametrically opposed course, gaining about 40% since the IPO.

Hence, for shareholders who bought into the initial public offering, EDF’s offer is far more attractive than Iberdrola’s.

3.1.3.4.4	Implied multiples method

a)	Calculation of Iberdrola’s enterprise value and of EBITDA implied multiples of the Offer:

The tables below summarise the implied valuation multiples in Iberdrola’ takeover of its subsidiary, Iberdrola Renovables:

Iberdrola Renovables (€m)	Enterprise value	2011 EV/EBITDA	2012 EV/EBITDA	2013 EV/EBITDA

Price offered for Iberdrola Renovables (€)	3,08
Number of Iberdrola Renovables shares (thousands)	4,224.1
Value of implied equity of offer	13,010
Adjusted net financial debt	5,213
Enterprise value	18,223	18,223	18,223	18,223
EBITDA (median of analyst consensus)		1,728	1,949	2,154
Implied multiples		10.5	9.4	8.5
Source: Iberdrola Renovables 2010 Registration Document and financial analyst consensus

It is worth noting that the EBITDA projections1 were obtained by calculating the median projections over 2011-2013 of a consensus of 20 financial analysts who follow Iberdrola Renovables.

To analyse this transaction, we used the implied EBITDA multiples, which reflect the profits generated by the companies without taking into account differences in depreciation and amortisation methods and non-recurring income.

[1]	Operating profit after employee profit sharing and before depreciation and amortisation of tangible and intangible assets and goodwill

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The resulting EV/EBITDA multiples are shown in the above table.

b)	Results obtained by applying the implied multiples of the Iberdrola/Iberdrola Renovables transaction

The results obtained by applying the EV/EBITDA multiples of the Iberdrola/Iberdrola Renovables transaction are the following:

Year	EBITDA multiple (x)	Value of EDF EN equity (€m)	No. of EDF EN shares (million)	Implied value per EDF EN share (€/share)	Premium offered (%)
		(1)	(2)	(3) = (1) / (2)	(4) = ((5) - (3)) / (3)
2011	10.5x	2 430	77.6	€31.3	27.7%
2012	9.4x	3 021	77.6	€38.9	2.7%
2013	8.5x	3 470	77.6	€44.7	-10.6%

		EV/EBITDA average 2011-2013		€38.3	4.3%

Price offered per EDF EN share (5)			€40

The EDF offer reflects premiums of 27.7% and 2.7% respectively to the Iberdrola offer based on 2011 and 2012 EBITDA multiples and a discount of 10.6% based on the 2013 EBITDA multiple.

On this approach, the average EDF EN share price is €38.3. The €40 offer price therefore reflects an implicit average premium of 4.3%.

We will use this average value to assess the offer price by applying implied multiples.

3.1.4	Methods used for secondary reference purposes: multiples for comparable listed companies

Under this valuation approach, the valuation multiples for listed companies engaged in similar businesses are applied to EDF EN financial aggregates.

3.1.4.1	Sample of companies used for market comparison

Based on the analysts’ research and reports that we examined, we drew up a sample of companies active in a business segment comparable to that of EDF EN.

While the companies in the sample are engaged in similar businesses, none of them is a direct peer to EDF EN, owing to the differences in size, international scope and profitability of the companies in the sample.

We nonetheless selected four companies comparable to EDF EN:

-	EDP Renovaveis SA, a Portuguese company listed on the Euronext;
-	ENEL Green Power SPA, an Italian company listed on the Milan Stock Exchange;
-	Grupo Acciona, a Spanish company listed on the Spanish SIBE; and
-	Iberdrola Renovables SA, a Spanish company listed on the Spanish SIBE.

Market comparables	Market capitalisation (€m)	Enterprise value (€m)
EDP Renovaveis SA	4,370.3	7,559.6
Enel Green Power SpA	9,550.0	13,077.6
Grupo Acciona	4,620.9	11,165.9
Iberdrola Renovables SA	12,754.7	17,568.2

Source: Infinancials based on 30-day average market price
Calculations on 26/04/2011

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

These companies have a higher market capitalisation than EDF EN.

EDP Renovaveis SA specialises in the production of electricity from renewable energy sources. The group is organised into three divisions:

-	development and construction of electric power generation units;
-	electricity generation from wind and hydro energy;
-	electric power plant operation and maintenance.

ENEL Green Power SpA specialises in the production of electricity from renewable energy sources. Its revenue is generated by:

-	the sale of electricity generated by wind, hydro and solar energy;
-	the sale of solar photovoltaic panels, and development and construction of electric power generation units.

Grupo Acciona is a diversified group with a large energy services division, which division encompasses:

-	electricity generation (from wind, hydro, solar and biomass energy);
-	wind farm engineering and construction;
-	wind generator and biofuels production.

Iberdrola Renovables is a leader in the generation of electricity from renewable energy sources. The group is organised into three divisions:

-	development, construction and operation of electric power generation units;
-	electricity generation from wind, hydro, solar and biomass energy; and
-	electric power plant operation and maintenance for third parties.

3.1.4.2 Analysis of market comparables

The growth rates and margins for the comparable companies are shown below:

Market comparables	Country	Revenue growth rate		EBITDA margin			Net margin			EBITDA CAGR 2013-2010
		2011/2012	2012/2013	2011	2012	2013	2011	2012	2013
EDP Renovaveis SA	POR	16.4%	18.6%	77.2%	77.3%	77.8%	8.8%	10.9%	12.2%	18.5%
Enel Green Power SpA	ITA	9.4%	13.8%	58.6%	60.9%	60.8%	18.4%	19.5%	21.2%	11.7%
Grupo Acciona	ESP	5.6%	7.1%	20.4%	21.2%	21.2%	2.5%	3.2%	4.1%	8.6%
Iberdrola Renovables SA	ESP	12.4%	4.0%	65.9%	66.0%	66.9%	16.0%	16.8%	17.4%	11.8%
Average for total sample		10.93%	10.86%	55.49%	56.37%	56.67%	11.43%	12.58%	13.74%	12.65%
Median for total sample		10.88%	10.43%	62.23%	63.47%	63.85%	12.39%	13.83%	14.83%	11.73%
Source: Infinancials (26/04/2011), Thommson One Banker, analysts’ projections
CAGR: Compound Average Growth Rate

In the light of the above table, it is apparent that the comparables have lower revenue growth rates than EDF EN.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

A majority of the comparables have higher EBITDA margins than EDF EN. A majority of the comparables also have higher net margins than EDF EN.

However, the comparability of EDF EN and its peers is limited due to EDF EN’s DSSA business, which generates higher margins than the Generation business.

Owing to the differences in growth and profitability between EDF EN and the comparables, this approach is not very meaningful.

We therefore decided to present this method for information purposes only. The results obtained, which are shown below, were therefore not used in assessing the Offer.

3.1.4.3	Multiples obtained and multiples selected

The table below summarises the market valuation multiples and all of the comparable companies in the sample.

Market comparables	Country	EV/EBITDA			P/E
		2011	2012	2013	2011	2012	2013
EDP Renovaveis SA	POR	8.9x	7.6x	6.4x	45.4x	31.0x	20.5x
Enel Green Power SpA	ITA	9.2x	8.1x	7.2x	21.2x	19.1x	13.6x
Grupo Acciona	ESP	8.5x	7.7x	7.2x	27.8x	21.7x	14.5x
Iberdrola Renovables SA	ESP	10.2x	9.1x	8.6x	30.3x	25.3x	20.6x

Average for total sample		9.2x	8.1x	7.3x	31.2x	24.3x	17.3x
Median for total sample		9.0x	7.9x	7.2x	29.1x	23.5x	17.5x

We used the following multiples:

-	EBITDA multiples, which reflect the profits generated by the companies without taking into account differences in depreciation and amortisation methods and non-recurring income,

-	P/E, which reflects the company’s earning capacity, even though differences in the comparables’ financial position and non-recurring income items may affect the results obtained.

We excluded the following multiples:

-	sales, which is not relevant owing to the differences in margin between EDF EN and the comparable companies;

-	EBIT, which is affected by differences in depreciation and amortisation methods and capital spending policies.

3.1.4.4	Application of the method

We used these multiples for the years 2011, 2012 and 2013, where:

-

enterprise value (EV) is market capitalisation (based on the 30-day average market price) plus the most recent reported net debt, minority interests, provisions for employee benefit obligations (after tax) and provisions for decommissioning, less the value of interests in equity affiliates;

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

-	EBITDA is pre-tax operating earnings before interest, tax, depreciation and amortisation. The EBITDA projections for the comparable companies were prepared based on the financial analyst consensus[1],

-	P/E is the market price of the shares divided by earnings per share.

The multiples used to value EDF EN are the following:

Multiples used for valuation of EDF EN

	EV/EBITDA	P/E
Median multiple 2011	9.0x	29.1x
Median multiple 2012	7.9x	23.5x
Median multiple 2013	7.2x	17.5x

3.1.4.5 Results

Valuation of EDF EN shares

€m	EV/EBITDA	P/E	Average
Average enterprise value	5,487
Adjusted net financial debt	-3,477
Average value of equity	2,010	3,297
Number of shares (million)	77.6	77.6
Average valuation of EDF EN shares	€25.9	€42.5	€34.2

In sum, we used an implicit value of EDF EN on the peer comparison approach ranging from €25.9 (EBITDA multiple) to €42.5 (P/E) and a central value of €34.2, which is the average of these two multiples for 2011-2013. Based on this average value, the €40 offer price reflects a 16.9% premium.

1: Source: Latest InFinancials consensus / Factset, as of 26 April 2011

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

3.1.5	Summary of criteria used to appraise the Cash Offer

	Presenting banks	Independent Appraiser	Premium (+) / Discount (-) relative to offer price: €40
	Central value	Central value
Market price
Closing price (on 07/04/2011)	36.2	36.2	10.4%
30-day WACC	34.7	34.7	15.3%
60-day WACC	33.9	33.9	18.2%
6-month VWAP	32.3	32.3	23.8%
9-month VWAP	n/a	31.7	26.1%
12-month VWAP	n/a	31.4	27.5%

Analysts’ target price
- Median	39.80	39.40	1.5%
- Median of research published before 11 March	37.4	n/a	n/a
- Median of research published after 11 March	40.0	39.9	0.3%

Discounted cash flow	n/a	39.4	1.5%

Comparable transaction multiples
EV/EBITDA average	30.2	38.3	4.3%
Average VWAP	38.9	38.9	2.8%

  VWAP: Volume-weighted average price

The offer price reflects a premium based on all of the approaches.

The Cash Offer is priced at a respective premium of 10.4% and 15.3% to the closing price on 7 April 2011 and the 30-day weighted average price of EDF EN shares. This closing price and average price reflect the events that occurred in Japan on 11 March 2011 and, in our opinion, they are relevant in assessing the offer price.

The Cash Offer of €40 prices in premiums to the financial analysts’ share price projections in the range of 0.3% (median of research published after 11 March) to 1.5% (median).

The offer price reflects a premium of 1.5% on a discounted cash flow valuation.

The offer price reflects an average premium of 4.3% to the EBITDA multiples of comparable transactions and of 2.8% to the average weighted average prices for these same transactions.

These premiums and discounts are calculated on a standalone valuation basis for EDF EN, which means without taking into account the impact of potential synergies expected from the transaction. Assuming that the synergies are distributed between the company’s shareholders and the Offeror on a pro rata basis of the share of market capitalisation transferred to the combined entity, the value attributable to EDF EN shareholders is approximately €0.5 per EDF EN share.

3.2	Criteria used to assess the Exchange Offer

To appraise the Exchange Offer consideration, we valued the EDF shares using the market price method and by referring to analysts’ price projections

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Hence, we did not use a multi-criteria approach in our valuation of the EDF shares and we rejected the approaches based on dividend yield, revalued net assets, comparable transactions, discounted cash flow and market comparables.

The Exchange Offer consideration was appraised based on the following criteria:

-	Market price exchange ratio;
-	Exchange ratio based on financial analysts’ share price projections;
-	Reference to comparable transactions;
-	Discounted cash flows (based on the discounted cash flows method for EDF EN and weighted average market price adjusted by 30-day trading volumes for EDF).

3.2.1	Valuation methods used

3.2.1.1	Market price method

3.2.1.1.1	Analysis of the liquidity of the EDF shares

To analyse the liquidity of the EDF shares, we looked at trading volumes as shown in the table below:

Liquidity analysis of EDF shares

Volume weighted average price	No. of shares traded (average)	No. of shares traded (aggregate)	Aggregate volume (% of total shares in issue) (1)	Aggregate volume (% of float) (2)
30-day average	2,774	83,226	5%	29%
60-day average	2,484	149,039	8%	52%
6-month average	2,020	262,561	14%	92%
9-month average	1,832	359,075	19%	125%
1-year average	1,838	479,663	26%	167%

  Source: Euronext, Factset at 07/04/2011

  1 : Ratio of total number of shares traded and total number of shares (1,848,866 thousand)

  2 : Ratio of total number of shares traded and free float (286,893 thousand)

Over one year, the average daily trading volume was 1,838,000 shares. Over the same period, the aggregate number of shares traded was 479,663,000 representing 26% of total shares outstanding and 26% of the free float.

In the light of these figures, we consider that the EDF EN shares are liquid.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

3.2.1.1.2     Analysis of share price

Source: Euronext at 07/04/2011 (before adjustment for dividend payment).

The EDF share price fell sharply between April and July 2010, owing to the sovereign debt crisis in the European countries.

The share price subsequently stabilised to around its 12-month average (€32.6).

More recently, the share price was adversely affected by the nuclear accident in Japan and by the government announcement on the regulation of electricity prices.

The table below shows a breakdown of daily-volume weighted average closing prices for the company’s shares over the selected periods.

To assess the implied value of the EDF shares ex-dividend, the market values were adjusted by €0.58 per share representing the dividend per share to be paid in respect of 2010.

EDF weighted average market price at 07/04/11
	EDF (€/share)	EDF adjusted price (€/share)*
Closing price (on 07/04/2011)	27.4	26.8
30-day VWAP	29.1	28.5
60-day VWAP	30.2	29.6
6-month VWAP	30.9	30.4
9-month VWAP	31.3	30.7
12-month VWAP	32.6	32.0

12-month high	42.1	41.5
12-month low	27.4	26.8

Source: Euronext, Factset at 07/04/2011		*Ex dividend
VWAP: Volume-weighted average price

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The average share prices adjusted for the dividend range from €28.5 (30-day average) to €32 (12-month average).

The long term averages are higher than the short term averages.

On the last day of quotation before the Offer was announced, the ex dividend share price was €26.8.

3.2.1.1.3    Market price exchange ratio

The table below shows the different exchange ratios as a function of the different market price averages calculated previously and the premiums reflected in the exchange ratio proposed in the Exchange Offer.

The ratios calculated using the market price method are the ratios of the different averages adjusted for dividends.

Exchange ratio for EDF EN shares and EDF shares
	EDF EN adjusted* (€/share )	EDF adjusted price (€/share)	EDF / EDF EN Exchange ratio	Premium offered
Closing price (on 07/04/2011)	36.2	26.8	1.35x	-12.6%
30-day VWAP	34.7	28.5	1.22x	-3.0%
60-day VWAP	33.9	29.6	1.14x	3.5%
6-month VWAP	32.3	30.4	1.06x	11.0%
9-month VWAP	31.7	30.7	1.03x	14.4%
12-month VWAP	31.4	32.0	0.98x	20.6%

12-month high			1.35x	-12.6%
12-month low			0.80x	47.9%

Source: Euronext, Factset at 07/04/2011
VWAP: Volume-weighted average price

The one-year average exchange ratio is close to 1. The Fukushima accident increased the exchange ratio. The closing price on 7 April 2011 reflects the highest exchange ratio (1.35x).

The proposed exchange ratio (1.18x) per share reflects a discount of 3% to the 30-day average price and of 12.6% to the closing price on 7 April 2011. On our analysis, these are the most relevant ratios for appraising the Exchange Offer.

This exchange ratio reflects a premium ranging from 3.5% (60-day average) to 20.6% (12-month average).

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The chart below shows the change in the exchange ratio:

3.2.1.2 Analysts’ price projections

EDF is followed on a regular basis by 24 analysts, whose reports and recommendations we have studied.

We used all research reports issued by the 24 analysts between the publication of EDF’s 2010 annual earnings (15 February 2011) and the last trading day before the transaction was announced (7 April 2011).

We took into account the impact of the events in Japan on 11 March 2011 and analysed the analysts’ target prices published before and after 11 March 2011.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The relevant figures are shown in the table below.

Financial analyst target prices - EDF

Report date	Analyst	Target price (€)
07-Apr.-11	Last day of quotation before transaction announcement
07-Apr.-11	Alphavalue	28.0
07-Apr.-11	CA Cheuvreux	32.0
06-Apr.-11	Exane	25.0
06-Apr.-11	Oddo & Cie	32.0
06-Apr.-11	Raymond James	40.0
06-Apr.-11	SG	31.0
05-Apr.-11	Citi	31.0
04-Apr.-11	Berenberg	38.0
04-Apr.-11	Execution Noble	40.0
01-Apr.-11	Collins Stewart	30.0
31-March-11	Macquarie	35.0
29-March-11	HSBC	33.0
28-March-11	DZ Bank	40.0
25-March-11	Deutsche Bank	26.0
23-March-11	Aurel BGC	25.0
23-March-11	Natixis	32.5
18-March-11	Goldman Sachs	52.0
18-March-11	Nomura	47.5
17-March-11	Unicredit	48.8
13-March-11	Kepler Capital	28.0
11-March-11	Events in Japan
17-Feb.-11	S&P	32.0
16-Feb.-11	Morgan Stanley	45.0
16-Feb.-11	Grupo Santander	37.0
16-Feb.-11	BoA ML	35.0
15-Feb.-11	Announcement of 2010 results

Low		25.0
High		52.0
Average		35.2
Median		32.8

Average of research published after 11 March		34.7
Median of research published after 11 March		32.3

The median price based on the analyst reports over the period from 15 February to 7 April 2011 was €32.8. The average price based on the analyst reports over the same period was €35.2.

The median price based on the analyst reports over the period from 11 March to 7 April 2011 was €32.3. The average price based on the analyst reports over the same period was €34.7.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The table below shows the calculation of the average and median prices contained in the analyst research reports published from 15 February to 11 March 2011. These figures include the reports published by those analysts who revised their target price after 11 March (shown in boldface in the table below).

Financial analyst target prices - EDF

Report date	Analyst	Target price (€)
11-March-11	Events in Japan
10-March-11	Alphavalue	33,7
28-Feb.-11	Collins Stewart	30,0
24-Feb.-11	Nomura	47,5
22-Feb.-11	Kepler Capital	29,0
21-Feb.-11	Oddo & Cie	43,0
18-Feb.-11	Aurel BGC	40,0
17-Feb.-11	S&P	32,0
16-Feb.-11	SG	31,0
16-Feb.-11	HSBC	39,0
16-Feb.-11	Exane	30,0
16-Feb.-11	Goldman Sachs	55,0
16-Feb.-11	Morgan Stanley	45,0
16-Feb.-11	Grupo Santander	37,0
16-Feb.-11	BoA ML	35,0
15-Feb.-11	DZ Bank	40,0
15-Feb.-11	Raymond James	40,0
15-Feb.-11	Announcement of 2010 results
Average of research published after 11 March		38,0
Median of research published before 11 March		38,0

The average and median price based on the analyst reports published from 15 February to 11 March 2011 is €38.0.

The table below shows the exchange ratios resulting from the calculations we carried out based on the analysts’ share price projections.

	EDF EN	EDF	Exchange ratio	Premium offered
	(1)	(2)	(3)	(4)

Median	39.4	32.8	1.20x	-1.8%
Median after 11 March 2011	39.9	32.3	1.24x	-4.5%

Average	38.7	35.2	1.10x	7.4%
Average after 11 March 2011	39.5	34.7	1.14x	4.0%
Average before 11 March 2011	38.0	38.0	1.00x	18.2%
Median before 11 March 2011	37.4	38.0	0.98x	20.1%

  (3) = (1) / (2)

  (4) = (13/11*(2))/(1)

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Owing to the impact on the energy industry of the events that occurred in Japan on 11 March 2011, in our opinion, the overall median for the sample and the median over the period from 11 March to 7 April 2011 are the most relevant reference points for assessing the offer price.

The Exchange Offer consideration reflects a discount to the median value of financial analysts’ share price projections of 1.8% over the entire period and of 4.5% over the period from 11 March to 7 April 2011.

3.2.1.3 Comparable market transactions

The comparable market transactions method can be applied to assessing a public exchange offer by applying the premiums of exchange ratios offered in seemingly comparable transactions.

Under this method, we also used as the only relevant transaction the merger of Iberdrola Renovables with and into Iberdrola for the reasons stated in section 3.1.3.4.1.

To assess the Exchange Offer consideration and therefore to assess the EDF/EDF EN exchange ratios, we applied the implied premiums set out in section 3.1.3.4.3.

The method used to determine the exchange ratios and the implied premiums of the exchange ratios of the Exchange Offer are shown the following table:

Offer premium approach	Premium offered (%)	EDF EN adjusted price (€/share)	Implied value per EDF EN share (€/share)	EDF adjusted price (€/share)	Recalculated exchange ratio	Premium (+)/ Discount (-) in (%)
	(1)	(2)	(3) =(2)+(2)*(1)	(4)	(5) = (3)/(4)	(6) = ((7)- (5))/ (5)

Spot price before announcement (07/04/2011)	13.6%	36.2	41.1	26.8	1.54x	-23.2%
30-day WACC	18.6%	34.7	41.1	28.5	1.44x	-18.2%
60-day VWAP	15.2%	33.9	39.0	29.6	1.32x	-10.4%
6-month VWAP	17.1%	32.3	37.8	30.4	1.25x	-5.2%
9-month VWAP	12.1%	31.7	35.6	30.7	1.16x	2.0%
Average valuation of EDF EN			38.9	29.2	1.34x	-11.6%

Exchange ratio 13 EDF for 11 EDF EN (7) 1,18

The Exchange Offer exchange ratio prices in an average discount of 11.6% to the implied value resulting from the application of the premiums for the Iberdrola/Iberdrola Renovables merger.

3.2.1.4 Discounted cash flow method

To assess the Exchange Offer exchange ratio on the DCF approach, we referred to the DCF valuation of EDF EN and, for EDF, to the 30-day adjusted average share price.

The proposed Exchange Offer exchange ratio prices in a 14.5% discount to the exchange ratio obtained by applying this method (1.38x).

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

3.2.2   Summary of criteria used to assess the fairness of the Exchange Offer

	Presenting banks EDF / EDF EN Exchange ratio	Independent Appraiser EDF / EDF EN Exchange ratio	Premium (+) / Discount (-) relative to exchange ratio: 1.18
Market price exchange ratio
Closing price (on 07/04/2011)	1.35x	1.35x	-12.6%
30-day VWAP	1.22x	1.22x	-3.0%
60-day VWAP	1.14x	1.14x	3.5%
6-month VWAP	1.06x	1.06x	11.0%
9-month VWAP	n/a	1.03x	14.4%
12-month VWAP	n/a	0.98x	20.6%

Target price exchange ratio
- Median	1.22x	1.20x	-1.8%
- Median of research published before 11 March	0.98x	n/a	n/a
- Median of research published after 11 March	1.24x	1.24x	-4.5%

Discounted cash flow	n/a	1.38x	-14.5%

Comparable market transactions
Average VWAP	1.35x	1.34x	-11.6%

Exchange ratio on current EPS and consolidated BVPS
EPS 2011	0.89x	n/a	n/a
EPS 2012	0.91x	n/a	n/a
EPS 2013	0.96x	n/a	n/a

BVPS 2011	1.04x	n/a	n/a
BVPS 2012	1.08x	n/a	n/a
BVPS 2013	1.10x	n/a	n/a

Overall, the Exchange Offer exchange ratio reflects a discount based on the appraisal methods applied and therefore appears to be less attractive for the shareholders of EDF EN.

The Exchange Offer consideration prices in discounts of to the adjusted historical exchange ratio of 12.6% based on the closing price on 7 April 2011 and of 3% to the 30-day volume-weighted average price.

The Exchange Offer consideration prices in discounts on the financial analysts’ share price projections in the range of 1.8% (median) to 4.5% (median of research published after 11 March).

The Exchange Offer consideration prices in a discount of 14.5% on a discounted cash flow valuation.

This price reflects an average discount of 11.6% based on comparable market transactions.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

4.   ANALYSIS OF VALUATION CRITERIA USED BY THE PRESENTING BANKS

The analyses and conclusions of the presenting banks are presented in the response document for this offer. Our analysis relates to the draft response document filed on 8 April 2011.

4.1     Criteria used to assess the Cash Offer

In their assessment of the Cash Offer consideration, the presenting banks used the following valuation approach for the EDF EN shares.

4.1.1   Rejected valuation methods

- Dividend yield method

- Revalued net assets method

- Comparable listed company multiples

- Premiums applied in precedent offers

We do not differ in our appraisal on these methods, as we also rejected these approaches for assessing the offer price.

However, we used the comparable listed company approach for information purposes and presented the valuation results from the application of this method, even though we did not include them in our assessment of the offer price.

4.1.2   Methods used for secondary reference purposes

- Discounted cash flow method (method presented for information, only for the cash alternative of the offer).

We used this approach to assess the offer price.

4.1.3   Primary valuation methods used

- Market price method

- Financial analysts’ share price projections,

- Comparable market transactions

To assess the price of the Cash Offer, the presenting banks used a multi-criteria approach comprising a comparables approach (comparable transactions) and an approach based on market price and on financial analysts’ share price projections.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Our review of the valuation work conducted by the presenting banks leads us to formulate the following comments:

4.1.3.1 Reference to market price

The presenting banks used the market price criterion.

The summary table showing the presenting banks’ valuations uses the 30-day, 60-day and 6-month volume weighted average prices orders as of 7 April 2011.

The summary table also shows the closing price on 7 April 2011 and the 12-month high and low share prices.

There are no differences in our assessment based on the calculations performed and the different averages adopted.

However, in our opinion, the 9-month and 12-month averages can also be used to assess the EDF EN share price, even though the closing price on 7 April 2011 and the 30-day weighted average price seem to us to be the most relevant references.

4.1.3.2 - Financial analysts’ share price projections,

The presenting banks used the approach based on financial analysts’ share price projections. The research papers of 19 analysts were used. These reports were released between publication of 2010 reported results (9 February 2011) and the last trading day before the transaction announcement (7 April 2011).

They also took into account the impact of the events in Japan on 11 March 2011 and analysed the financial analysts’ target prices published before and after 11 March.

The overall median price calculated by the presenting banks is €39.8, compared with €39.4 based on our sample. The median price based on the analyst research published after 11 March 2011 is €40.0, compared with €39.4 based on our sample.

This difference is due to our inclusion of the Nomura research report published on 25 March 2011. The presenting banks’ calculation does not take this report into account. Hence, the difference is not meaningful.

The median price based on the analyst research published before 11 March 2011 is €37.4. This is consistent with our calculations. However, we think this median price is less meaningful, given the impact of the events in Japan on the energy industry. Hence, unlike the presenting banks, we did not use this median to assess the offer price.

4.1.3.3 Discounted cash flow method

The presenting banks used this approach only for purposes of illustration for the Cash alternative of the offer. In applying this method, the banks:

-

Used EDF EN’s projections, i.e. those contained in the medium-term plan as presented to the EDF EN Board of Directors on 17 December 2010, setting out EDF EN management’s targets for 2011-2013 and EDF EN’s capital expenditure target budget over 2014-2015, as well as information provided by EDF on the costs of building new production capacity for each technology;

-	Calculated free cash flow with no capital expenditure as from 2015, using an annual growth rate of 2%, i.e. the inflation rate;

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

-	Determined the residual maturity of the portfolio as from 2016 over a period of 21 years without adopting a terminal value;

-

Discounted these cash flows at a rate of 6.5%. This rounded rate includes a 6.5% cost of funds before tax, gearing of nearly 82%, a risk-free rate of 3.76% and a risk premium of 5.8%, plus a beta of 0.75 and a normalised tax rate of 30%;

-	From this value, they deducted EDF EN’s adjusted net debt.

On the DCF method as applied by the presenting banks, the value of the EDF EN shares is in the range of €36.1 to €42.9.

The methodology used by the presenting banks is similar to our approach.

However, there are some differences in methods, with respect to:

-	calculation of the discount rate;
-	extrapolation of cash flows over 2014-2015;
-	calculation of terminal value;
-	calculation of “adjusted” consolidated net debt.

a)  Calculation of the discount rate

The discount rate used by the presenting banks (6.5%) is close to the rate we calculated.

Because the discount rate is a key factor in the DCF valuation, we deemed it important to explain the reasons for this difference in detail.

An analysis of the respective approaches shows the following differences in estimating the weighted average cost of capital:

Calculation of weighted average cost of capital of EDF EN
		Independent appraiser	Presenting banks

Risk-free rate	(1)	3.7%	3.76%
Market risk premium	(2)	6.3%	5.8%
Unleveraged beta	(3)	0.49	0.48
D/E	(4)	80.0%	81.9%
Re-leveraged beta		0.76	0.75
Cost of equity	(5)	8.5%	8.1%
Cost of debt before tax	(6)	6.5%	6.5%
Tax rate	(7)	32.0%	30.0%
After-tax cost of debt		4.4%	4.6%

Weighted average cost of capital		6.7%	6.5%

(1) 1-month average for 10-year OAT on 26 April 2011 (France Trésor) (2) Natixis risk premium at 23 March 2011 (3) Source: EDF EN unleveraged beta over period since IPO on 26/04/2011	(4) Target gearing for sector (5) MEDAF formula (6) EDF EN cost of debt (7) Normalised rate disclosed by EDF EN

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

The differences are due to the market sources used as shown in this table and they are minimal.

The discount rate used by the presenting banks (6.5%) is slightly lower than the rate we calculated (6.7%).

b)  Extrapolation of cash flows over 2014-2015

There are slight differences between the presenting banks’ calculations and ours.

Our revenue figures are very close to the figures provided by the presenting banks. We estimated the EBITDA margin at over 1% in 2014 and 2015.

c)  Calculation of terminal value

The presenting banks did not use a terminal value for the Generation business.

We estimated the value of the installed base at the end of the facilities’ life at €0.2 million per MW net of tax.

d)  Calculation of “adjusted” consolidated net debt

The presenting banks used “adjusted” consolidated net debt of €3,825 million, which includes consolidated net debt at 31 December 2010, the fair values of certain financial assets, provisions, investments and equity affiliates and minority interests at that date.

We used an “adjusted” net debt figure of €3,477 million.

The difference is due to the restatements applied to consolidated net debt, which are described above, and in particular, discounting of the share attributable to minority interests following the disposal of Tenesol.

e)  Conclusion on discounted cash flow method

The central value of €39.4 that we obtained on the DCF approach is within the range of €36.1-€42.9 calculated by the presenting banks.

4.1.3.4 Comparable market transactions

a)  Choice of transaction

The presenting banks used the merger-takeover of Iberdrola Renovables by its parent company Iberdrola.

The presenting banks chose to use the same transaction that we used for our calculations.

The methodology used to determine the multiples and implied premiums for this transaction is very similar to our own approach.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

b)  Choice of multiple and method of calculating premiums offered

The presenting banks chose to use different market prices and volume-weighted average prices calculated over different periods (closing price before the transaction announcement, 30-day average price, 6-month average price and 9-month average price), and to use EV/EBITDA as the multiple.

Hence, we both used the same calculation approaches to arrive at the multiples and premiums applied in the Iberdrola takeover offer for Iberdrola Renovables.

The presenting banks applied the average EV/EBITDA multiple to 2010 historical information and to a consensus of financial analysts who follow the shares over 2011- 2013.

In our opinion, EBITDA is a relevant multiple for the reasons explained above in the description of our approach.

We chose to use a broader consensus of financial analysts in calculating Iberdrola Renovables EBITDA projections and did not use the 2010 multiple because it is historical.

We also chose a wider spectrum of market prices as we used the 60-day average price for calculating the premiums offered in the transaction.

c)  Premiums offered in comparable transactions

By applying this approach, the presenting banks arrived at a value range of €35.6 to €41.1 and an average value of €38.9 for the EDF EN shares. The implied discounts and premiums range from a discount of 2.8% to a premium of 12.5% with an average premium offered of 2.8%.

We also arrived at a central value of €38.9 and an average implied premium of 2.8%, with a similar implied premium over the 60-day average price.

d)  Implied premiums offered in comparable transactions

The presenting banks obtained a value range of €23.7 (2010 EV/EBITDA) to €38.0 (2013 EV/EBITDA) and an average value of €30.2 for the EDF EN shares. The premiums over the implied value resulting from the application of EBITDA multiples range from 5.2% to 68.6%, with an average premium of 32.3%.

On our calculations, we arrive at a central value of €38.3 and 4.3% average premium offered for the EDF EN shares.

This difference is due mainly to the fact that we did not use the 2010 EV/EBITDA multiple and, to a minor extent, to differences in the projected EBITDA figures for Iberdrola Renovables (different analyst consensus).

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

4.2	Criteria used to assess the Exchange Offer

4.2.1	Rejected valuation methods

- Comparable listed company multiples

- Dividend yield method

- Revalued net assets method

- Premiums applied in precedent offers

- Discounted cash flows

There are no differences in our assessments of whether these methods should be rejected, except over the DCF method.

We calculated an exchange rate based on the DCF method, by comparing the EDF EN share value obtained on this approach with the EDF 30-day average adjusted weighted market price.

4.2.2	Valuation methods used

- Market price exchange ratio

- Exchange ratio based on financial analysts’ share price projections

- Comparable market transactions

- Ratio of current earnings per share and consolidated net book value per share

We did not use the approach based on current earnings per share and consolidated book value per share. We do not think these criteria are as relevant as market price or analysts’ price projections, given the differences between EDF and EDF EN in terms of revenue growth (current net earnings per share criterion) and capital intensity (consolidated book value per share).

Nonetheless, we analysed the results obtained by the presenting banks on this approach and present them below.

4.2.2.1 Market price method

As in the case of the Cash Offer, the presenting banks used the market price approach to assess the exchange ratios.

The summary table showing the valuations by the presenting banks uses the 30-day, 60-day and 6-month volume weighted average prices orders as of 7 April 2011.

The summary table also shows the closing price on 7 April 2011 and the 12-month high and low share prices.

There are no differences in our assessment based on the calculations performed and the different averages adopted.

However, in our opinion, the 9-month and 12-month averages can also be used to assess the exchange ratio, even though the closing price on 7 April 2011 and the 30-day weighted average price seem to us to be the most relevant references.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

4.2.2.2 Comparable market transactions

The choice of transaction and the method of determining the implied premiums are described in section 4.1.3.4. on the presenting banks’ assessment of the Cash Offer price based on comparable market transactions.

By applying the implied premiums approach, the presenting banks arrived at a value range of €35.6 (9-month average price) to €41.1 (spot price before announcement) and an average value of €38.9 for the EDF EN shares. The implied discounts to the exchange ratio range from 5.2% to 23%. The 9-month average price reflects a premium of 2%. The average discount is 11.8% and the average exchange ratio is 1.35x.

There is a very small difference in the calculation of the average implied discount to the exchange ratio, which is 11.6% on our calculations. As explained previously, this difference is due to our inclusion of the 60-day average price in our averages.

4.2.2.3 - Financial analysts’ share price projections,

The presenting banks used the approach based on financial analysts’ share price projections to assess the exchange ratio proposed by the Offer. This method as applied by the presenting banks entails comparing the median of analysts’ price projections for the two relevant companies.

Using an approach similar to the one applied to EDF EN to assess the Cash Offer, the presenting banks calculated the median of analysts’ price projections for EDF over the overall period1, over the period before 11 March2 and over the period after 11 March3.

There are no differences in the calculations for EDF. However, we did not use the median before 11 March for the reasons cited above in the section on assessment of the Cash Offer price.

The summary table provided by the presenting banks shows the implied premiums resulting from the exchange ratio for the Exchange Offer compared with the exchange ratio for the EDF EN and EDF projected prices.

The offer price represents a discount of 2.8% (against 1.8% on our calculations) to the overall median price calculated by the presenting banks.

The offer price reflects a 4.7% discount to the median of the analyst research published after 11 March 2011, or slightly higher than the discount on our calculations. These small differences are due to the sample used for EDF EN4.

4.2.2.4 Exchange ratio on current earnings per share and consolidated book value per share

The presenting banks used the approach based on current earnings per share and consolidated book value per share.

1  Period from 2010 reported results (15 February 2011 for EDF) and the last trading day before the transaction announcement (7 April 2011).

2  Period from 2010 reported results (15 February 2011 for EDF) until 11 March 2011

3  Period from 11 March to 7 April 2011

4  See section 4.1.3.2 on the assessment of the Cash Offer price.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Under this method, the Exchange Offer exchange ratio is calculated based on the ratio of EDF EN and EDF earnings per share and net assets per share for the financial years 2011 to 2013. The projections were prepared based on the financial analyst consensus.

We reviewed the presenting banks’ calculations and have no comments to make in this respect.

On this approach, the exchange ratio prices in an offer premium ranging from 23.7% to 33.2% based on the current EPS exchange ratio. The premium offered based on net assets for share is in the range of 7.9% to 13.4%.

We rejected this method for the reasons explained above.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

5. CONCLUSIONS	AS TO THE FAIRNESS OF THE PROPOSED TRANSACTION

Upon completion of our appraisal of the Cash Offer price, we conclude that the offer price reflects a premium based on the various appraisal methods used.

The Cash Offer price reflects a premium of 10.4% over the closing price on 7 April 2011 and of 15.3% over the 30-day weighted average EDF EN share price. This closing price and average price reflect the events that occurred in Japan on March 11, 2011 and, in our opinion, they are relevant in assessing the offer price.

The Cash Offer of €40 prices in premiums to the financial analysts’ share price projections ranging from 0.3% (median of research published after 11 March) to 1.5% (median).

The Cash Offer price reflects a premium of 1.5% on a discounted cash flow valuation.

The Cash Offer is priced at an average premium of 4.3% to the EBITDA multiples of comparable transactions and of 2.8% to the average weighted average prices for these same transactions.

These calculations were made without including the synergies attributable to EDF EN, which we estimate at approximately €0.5 per share.

Upon completion of our appraisal of the Exchange Offer, we found that, on the whole, it prices in a discount to the implied exchange ratios on the various appraisal methods used.

The Exchange Offer consideration represents a discount to the adjusted historical exchange ratio of 12.6% based on the closing price on 7 April 2011 and of 3% to the 30-day volume-weighted average price.

The Exchange Offer consideration represents a discount to the financial analysts’ share price projections ranging from 1.8% (median) to 4.5% (median of research published after 11 March).

The Exchange Offer consideration represents a discount of 14.5% on a discounted cash flow valuation.

This consideration reflects an average discount of 11.6% based on comparable market transactions.

Under the Cash and Exchange Offer, EDF EN shareholders may tender all of their shares to the Cash Offer or to the Exchange Offer, or they may tender part of the shares to the Cash Offer and the remainder to the Exchange Offer. They are free to tender or not tender their shares to the offer, which is a voluntary offer.

The price of €40 offered to the minority shareholders of EDF EN under the Cash Offer reflects premiums based on the various appraisal methods used. This price is fair from a financial standpoint.

The exchange ratio proposed by the Exchange Offer (13 EDF shares for 11 EDF EN shares) represents a discount based on the various appraisal methods and appears less attractive for the shareholders of EDF EN.

Therefore, we conclude that this offer is fair from a financial standpoint.

Executed in Paris on 6 May 2011

The Independent Appraiser

Didier Kling & Associés

Didier Kling

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

On 17 May 2011 the independent appraiser made the following precisions:

ADDENDUM TO THE INDEPENDENT APPRAISER REPORT ON THE

SIMPLIFIED PUBLIC CASH OR EXCHANGE OFFER MADE FOR EDF ENERGIES

NOUVELLES INITIATED BY EDF

“We inform you that:

–	This report was not made in view of a squeeze out,

–	The following persons assisted Didier Kling in drafting this report:

  o    Technical Partner: Olivier Grivillers,

  o    Managers: Samuel Lucas and Christophe Le Gall,

  o    Analysts: Louis de Sivry and Karim Hazim,

  o    Partner in charge of the independent review: Dominique Mabias.

–

In accordance with article 261-4 of the AMF’s General Regulation, Didier Kling and Didier Kling & Associés attest having no link whether past, present or future known to them with those involved in the offer or transaction and their counsel that may affect the independence and impartiality of their judgment in accomplishing their mission.

–

Our conclusions focus as to the fairness of the whole proposed transaction and not only on one of its two branches separately; EDF EN shareholders may tender their shares to the Cash Offer or they may tender their shares to the Exchange Offer. The shareholders who would tender their shares to the Exchange Offer shall also have the opportunity to acquire a share that is strongly liquid and to receive dividends regularly.”

Executed in Paris on 17 May 2011

The Independent Appraiser

Didier Kling & Associés

Didier Kling

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

4	CLAUSES OF AGREEMENTS LIKELY TO HAVE AN IMPACT ON THE ASSESSMENT OF THE OFFER OR ITS OUTCOME

With the exception of the agreements described below, the Company is not aware of any agreements liable to have an impact on the assessment of the Offer or on its outcome.

4.1	Tender commitments

Through an irrevocable commitment dated 8 April 2011, SIIF, Pâris Mouratoglou and Catherine Mouratoglou (together, hereinafter the “Mouratoglou group”) have undertaken to tender to the Offer the 19,463,334 EDF Energies Nouvelles shares that they hold, representing 25.09% of the Company’s share capital and voting rights, as follows:

Tenderers	Shares tendered to the Cash Offer	Shares tendered to the Exchange Offer
Pâris Mouratoglou	1,000,025	0
Catherine Mouratoglou	25	0
SIIF	8,731,617	9,731,667
Total	9,731,667	9,731,667

In consideration for tendering shares to the Exchange branch of the Offer, they will receive EDF shares. Assuming that the Mouratoglou group wishes to sell or transfer the EDF shares it receives, the tender commitment provides for an orderly sale clause covering these shares in line with a pre-determined procedure for a period of 24 months from 8 April 2011.

Assuming that EDF raises its bid, the provisions of the tender commitment will apply in the same way to the higher bid as to the Offer, provided that the terms of the higher bid are at least as favourable for EDF Energies Nouvelles shareholders as those of the Offer in respect of both the Exchange and Cash Offers. Failing this, the tender commitment will become null and void.

Should it not be possible to complete the Offer, the Mouratoglou group has granted EDF an option to buy the EDF Energies Nouvelles shares enabling EDF to buy said shares at the same price per share as the Cash Offer. This call option may be exercised if EDF notifies the Mouratoglou group by 31 July 2011 at the latest, and the sale will have to be completed no later than by this date.

Without prejudice to the provisions concerning the call option described above, the tender commitment will become null and void if the closing date of the Offer does not fall within nine months of 8 April 2011.

The tender commitment does not challenge the provisions of the shareholders’ agreement entered into on 11 October 2010 between EDF, EDEV and the Mouratoglou group, notably the right of first refusal that EDF holds in the event of the transfer of the Mouratoglou group’s shares. By way of an exception, the Mouratoglou group agreed not to apply the provisions of the shareholders’ agreement concerning the continued liquidity of EDF Energies Nouvelles shares in connection with the Offer or any increased bid.

All the EDF Energies Nouvelles shares held by the Mouratoglou group covered by the tender commitment were deposited with an escrow agent who will comply with the stipulations of the tender commitment.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

In addition, a supplemental agreement to the shareholders’ agreement of 11 October 2010 was signed by EDF, EDEV and Mr Mouratoglou on 8 April 2011 stating that if the EDF Energies Nouvelles shares held by Mr Mouratoglou are tendered to the Offer or sold, the term of Mr Mouratoglou’s non-competition commitment1 will be: (i) 24 months, if Mr Mouratoglou leaves his position as Chairman of the Board of Directors of EDF Energies Nouvelles of his own volition prior to 1 January 2014, (ii) 12 months, if Mr Mouratoglou leaves his position as Chairman of the Board of Directors of EDF Energies Nouvelles of his own volition after 1 January 2014, and (iii) 6 months, if Mr Mouratoglou’s departure from his position as Chairman of the Board of Directors of EDF Energies Nouvelles is not of his own volition, irrespective of the date. Mr Mouratoglou shall receive from EDF and/or EDEV an indemnity of 50% of his last annual salary as Chairman of the Board of Directors of EDF Energies Nouvelles, for the entire duration of his non-competition commitment.

4.2	Liquidity mechanism offered to beneficiaries of bonus share allotment plans and status of the company savings scheme

The Company has set up bonus allotment plans for some of the Company’s employees, officers and directors covering a maximum number of 251,858 shares at 7 April 2011:

–	171,517 bonus shares were allotted, but have not yet vested definitively with their beneficiaries and may not be tendered to the Offer, in accordance with their terms and conditions of grant; and

–

80,341 bonus shares were allotted definitively, but are subject to a holding period of two years. These bonus shares may be tendered solely to the Exchange Offer in accordance with article L.225-197-1 III of the French Commercial Code.

Bonus shares becoming available for sale during the Offer period owing to the beneficiary’s death or invalidity may be tendered to the Offer (articles L.225-197-1 et seq. of the French Commercial Code). The bonus share allotment plans are described in more detail in section 15.1.2 of the Company’s Registration Document filed with the AMF on 8 April 2011 under no. D.11-0260 and available for download from the Company’s web site (www.edf-energies-nouvelles.com) (the “Registration Document”).

In addition, 42,359 EDF Energies Nouvelles shares are held under the Group Savings Plan (the “GSP”) directly by EDF Energies Nouvelles’ employees, officers and directors. These shares will become available for sale from 1 July 2011.

Beneficiaries of the bonus shares and the shares under the GSP (the “Beneficiaries”) will be offered by the Offeror a liquidity agreement covering the corresponding shares that have not been or may not be tendered to the Offer, in accordance with the stipulations of the plans or the regulatory, tax and/or social security framework. The principal terms and conditions of the liquidity agreement are laid down below.

Should a liquidity shortage arise during the six-month period following the end of the lock-up period for the relevant shares, their beneficiaries will have the right to sell the relevant EDF Energies Nouvelles shares to EDF at a price equivalent, at the beneficiary’s choosing, either to: i) the value of EDF shares at the sale date multiplied by the exchange ratio of the Exchange Offer (13/11), plus the dividend per share paid by EDF (adjusted by a ratio of 13 to 11) less the dividend per share paid by EDF Energies Nouvelles and received by the beneficiary between the settlement/delivery date of the Exchange Offer and the repurchase date, or ii) €40, plus or minus the percentage increase or reduction in EDF Energies Nouvelles’ net income between a) net income in the 2010 financial year, and b) the average net income in subsequent financial years for which the financial statements have been prepared by the Board of Directors preceding the repurchase, it being stipulated that the beneficiaries will have to choose, individually, between options i) and ii) when they sign the liquidity agreement.

1    See section 18.4 of the Registration Document.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

EDF will have the right to buy the EDF Energies Nouvelles shares held by the beneficiaries at the aforementioned price during a period of 60 days following the end of the aforementioned liquidity window in return for payment of a price calculated as stated above, in line with option i) or ii) as selected by the relevant beneficiary.

In addition, Mirror Stock Plans, a mechanism providing similar conditions to those of the liquidity agreement, will be offered to the beneficiaries.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

5	INFORMATION ABOUT THE COMPANY[1]

5.1	Structure of the share capital

At 9 May 2011, the Company’s share capital amounted to €124,109,465.60, divided into 77,568,416 fully paid-up shares each with a par value of €1.60 and belonging to the same class.

The number of voting rights stood at 77,568,416 at 9 May 2011 (including 229,398 in respect of treasury shares that temporarily carry no voting rights).

To the best of the Company’s knowledge, based on the latest information concerning the crossing of disclosure thresholds communicated and the declarations of transactions during the pre-offer and offer period, ownership of the Company’s share capital broke down as follows at 9 May 2011:

Shareholders	Shares and voting rights	% of the capital and voting rights[2]
EDEV	38,784,196	50.00%
EDF	12	nm
Sub-total, EDF group	38,784,208	50.00%
SIIF	18,463,284	23.80%
Pâris Mouratoglou	1,000,025	1.29%
Catherine Mouratoglou	800	nm
Jean Thomazeau	10,010	0.01%
Sub-total, Mouratoglou group	19,474,119	25.11%
Free float (including employees)	19,310,089	24.89%
Total	77,568,416	100%

The total number of shares held by EDF EN at 9 May 2011 stood at 229,398, breaking down into 55,672 treasury shares held for the liquidity agreement and 173,726 treasury shares held to cover the bonus share allotment plan. EDF Energies Nouvelles will not tender these 173,726 above mentioned treasury shares to the Offer that are reserved for the bonus shares allotment plans.

5.2	Direct or indirect holdings in the Company’s share capital that have been the subject of a disclosure threshold crossing declaration or a corporate action declaration

To the best of the Company’s knowledge, ownership of the Company’s share capital broke down at 9 May 2011 as stated in section 5.1 above. Excluding the shareholders stated in the previous paragraph, no shareholder holding more than 1% of the Company’s share capital and voting rights made itself known to the Company, and the Company has not been informed of any changes affecting its share capital that have taken place since this date (see section 5.3.1 of this information document).

[1]	Selected information from the Registration Document and updated by the Company
[2]	Based on share capital comprising 77,568,416 shares and the same number of voting rights, in accordance with the second paragraph of article 223-11 of the AMF’s General Regulation.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

5.3	Restrictions on the exercise of voting rights and share transfers

5.3.1	Restrictions laid down in the Articles of Association on the exercise of voting rights or share transfers

No restrictions in the Articles of Association, other than the provisions related to declarations following the crossing of disclosure thresholds (see section 21.2.7 of the Registration Document), are applicable to the exercise of voting rights and share transfers.

5.3.2	Agreements between shareholders of which the Company is aware that may lead to restrictions on share transfers or on the exercise of voting rights

At the date of this information document, a shareholders’ agreement dated 11 October 2010 (the “Shareholders’ Agreement”) exists between EDF, EDEV, Pâris Mouratoglou and SIIF, which was published on the AMF web site on 29 October 2010 (AMF decision no. 210C1118).

The principal provisions of this Shareholders’ Agreement are described in more detail in section 18.4 of the Registration Document.

5.3.3	Clause of agreements providing for preferential share purchase or sale terms covering at least 0.5% of the Company’s share capital and voting rights

To the best of the Company’s knowledge, there are no agreements providing for preferential share purchase or sale terms covering at least 0.5% of the Company’s share capital and voting rights other than those included in the Shareholders’ Agreement, a detailed description of which is contained in section 18.4 of the Registration Document, and in the tender commitment, a detailed description of which appears in section 4.1 of this draft response document.

5.4	List of holders of any other securities carrying special control rights and a description of such securities

None.

5.5	Control mechanism provided for in any employee share ownership system where the control rights are not exercised by employees

None.

5.6	Agreements entered into by the Company that shall be modified or terminated upon a event of change in control of the Company

To the best of the Company’s knowledge, the main agreements entered into by the Company that shall be modified or terminated in the event of a change in control of the Company are described in Chapter 22 of the Registration Document (the corresponding clauses may be invoked in the event of a decrease in the EDF group’s interest in the Company).

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

5.7	Rules applicable to the appointment and replacement of directors and to the amendment of the Company’s Articles of Association

5.7.1	Rules applicable to the appointment and replacement of the directors

No clause in the Articles of Association provides for arrangements differing from those stated in the law for the appointment and replacement of members of the Board of Directors.

5.7.2	Rules applicable to amendments of the Articles of Association

No clause in the Articles of Association provides for arrangements differing from those stated in the law for amendments to the Articles of Association.

5.8	Powers of the Board of Directors relating in particular to the issuance and repurchase of shares

Aside from the general powers granted to it pursuant to the law and the Articles of Association, the Board of Directors was delegated powers by shareholders at the Annual General Meeting on 26 May 2010. These delegations of powers are described in section 21.1.5 of the Registration Document.

The Annual General Meeting of the shareholders on 26 May 2010 set the cap on capital increases at €100,000,000. No increase in the capital has been carried out since.

The total number of treasury shares held by EDF Energies Nouvelles at 9 May 2011 amounted to 229,398, representing 55,672 shares held in connection with the liquidity agreement, 171,517 shares held to cover the bonus share allotment plans corresponding to bonus shares during their vesting period and 2,209 shares held to cover bonus shares allotted to employees who have left the Group since the date of grant.

5.9	All types of agreement between the Company, directors and officers

5.9.1	Shares and other securities held by officers and directors

The following table shows the number of shares held and bonus shares during their vesting period at 9 May 2011 held by officers and directors:

Name	Number of shares	Number of bonus shares
Pâris Mouratoglou Chairman of the Board of Directors	1,000,025	n/a
SIIF, Director	18,463,284	n/a
Catherine Mouratoglou, permanent representative of SIIF	800	n/a
Stéphane Tortajada, Director	0	n/a
Elie Cohen, Director	1	n/a
Pierre Richard, Director	31	n/a
EDEV, Director	38,784,194	n/a
Olivier Petros, permanent representative of EDEV	0	n/a

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

Name	Number of shares	Number of bonus shares
Jean Thomazeau, Director	10,010	n/a
Jean-Louis Mathias, Director	0	n/a
Yves Giraud, Director	0	n/a
David Corchia, Chief Executive Officer	326,385	8,635
Yvon André, Chief Operating Officer	99,900	4,835
Christophe Geffray, Chief Operating Officer	2,913	4,835
Olivier Paquier, Chief Operating Officer	0	4,835

At 31 December 2010, no director held a material interest in any of the subsidiaries of EDF Energies Nouvelles.

5.9.2	Compensation and benefits paid to officers and directors

The aggregate amount of indirect and direct gross compensation and benefits of all kinds received by the Company’s officers and directors during the 2010 financial year is shown in Chapter 15 of the Registration Document.

–	Directors

Only the independent directors, namely Pierre Richard and Elie Cohen, receive directors’ attendance fees. The directors’ attendance fees paid to them in respect of the 2010 financial year and the arrangements for allocating directors’ attendance fees are presented in section 15.1.1 of the Registration Document.

–	Officers

(i)	Chairman of the Board of Directors

The compensation and benefits received by Pâris Mouratoglou are presented in section 15.1.2 of the Registration Document.

(ii)	Chief Executive Officer

The compensation and benefits received by David Corchia are presented in section 15.1.2 of the Registration Document.

(iii)	Chief Operating Officers

The compensation and benefits received by Yvon André, Christophe Geffray and Olivier Paquier, who are the Company’s Chief Operating Officers, are presented in section 15.1.2 of the Registration Document.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

5.10	Agreements providing for compensation to the directors or senior managers if they resign or are dismissed without just or serious cause or if their position comes to an end owing to a public offer

The undertakings given to David Corchia, Chief Executive Officer, and Yvon André, Chief Operating Officer, as referred to in article 225-102-1 para. 3 of the French Commercial Code, are presented in section 15.1.3 of the Registration Document.

Translation for information purposes only.

In case of discrepancies, the French version shall prevail.

6	PERSONS RESPONSIBLE FOR THE RESPONSE DOCUMENT

“To the best of our knowledge, the information in this information document is true and accurate and there are no omissions liable to impair its significance.”

Pâris Mouratoglou Chairman of the Board of Directors	David Corchia Chief Executive Officer